Report of Independent Auditors

Board of Directors and Stockholder
Huron Investment Fund, Inc.

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Huron Investment Fund, Inc. as of December 31, 1998, the related statement of operations for the year then ended, and the statement of changes in net assets and financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights of Huron Investment Fund, Inc. for the period from March 4, 1996 (commencement of operations) to December 31, 1996 was audited by other auditors whose report dated February 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included verification of investments owned as of December 31, 1998, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1998 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Huron Investment Fund, Inc., at December 31, 1998 and the results of its operations for the year then ended, and the changes in its net assets, and financial highlights for each of the two years in the period then ended, in conformity with generally accepted accounting principles.


February 12, 1999
                               Huron Investment Fund, Inc.

                           Statement of Assets and Liabilities

                                   December 31, 1998



Assets
  Investments, at fair value (cost $573,930,985)                 893,180,192
  Cash                                                                86,197
  Dividends receivable                                               727,853
  Income receivable                                                  125,595
  Receivable for securities sold                                   2,520,754
Total assets                                                     896,640,591

Liabilities
  Accrued expenses                                                   159,136
  Notes payable (Note 5)                                             198,500
  Accrued interest expense                                             4,968
Total liabilities                                                    362,604
Net assets                                                       896,277,987

Net assets are represented by:
  Common stock at par value, $.01 per share, 199,995,500 shares
     authorized, 61,376,240.20 shares issued and outstanding         613,762
Additional paid-in capital                                       576,415,018
Net unrealized appreciation of investments                       319,249,207
Net assets                                                       896,277,987

Net asset value per common shares outstanding                          14.60



See accompanying notes.
                               Huron Investment Fund, Inc.

                                 Statement of Operations

                          For the year ended December 31, 1998



Investment income:
       Dividend income                                            11,318,327
       Interest income                                             1,650,822
Total investment income                                           12,969,149

Expenses:
   Administration fee (Note 2)                                       630,002
   Investment management fee (Note 2)                                 65,620
   Independent accountants                                            32,222
   Interest expense                                                   18,859
   Rating agencies fees                                                4,583
   Insurance                                                          11,608
   Directors fees and expenses                                         7,454
   Other expenses                                                      1,147
   Amortization of organization costs                                  4,800
   Legal fees                                                         29,335
Total expenses                                                       805,630
Net investment income                                             12,163,519

Net realized and unrealized gains (losses) on
  investments:
   Net realized gain on investments                               48,663,257
   Change in net unrealized appreciation of
    investments                                                 (122,857,729)

Net decrease in net assets resulting from
    operations                                              $    (62,030,953)




See accompanying notes.
                                Huron Investment Fund, Inc.

                            Statement of Changes in Net Assets

                     For the years ended December 31, 1998 and 1997




                                                       1998             1997
From operations:
   Net investment income                         12,163,519       16,871,016
   Net realized gain on investments              48,663,257       22,087,361
   Net change in unrealized appreciation
        of investments                         (122,857,729)     308,940,341
Increase (decrease) in net assets resulting
   from operations                              (62,030,953)     347,898,718

Dividends from net investment income:
   Auction market preferred stock                        -       (16,541,265)
   Common stock                                 (12,163,519)        (329,751)
                                                (12,163,519)     (16,871,016)

Distributions from net realized gains:
   Common stock                                 (48,663,257)     (22,087,361)

Decrease in net assets resulting from distributions
    to stockholders                             (60,826,776)     (38,958,377)

Increase (decrease) from capital transactions:
   Capital contribution from common stockhold    22,417,112      450,000,000
   Redemption of auction market preferred sto            -      (450,000,000)
   Distribution of capital to common stockhol  (459,150,734)              -
                                               (436,733,622)              -
Total increase (decrease) in net assets        (559,591,351)     308,940,341
Net assets:
   Beginning of year                          1,455,869,338    1,146,928,997
   End of year                                  896,277,987    1,455,869,338

See accompanying notes.

                               HURON INVESTMENT FUND, INC.

                              NOTES TO FINANCIAL STATEMENTS

                                    DECEMBER 31, 1998


1. Organization and Significant Accounting Policies

On January 7, 1999 the Board of Directors approved a Plan of Liquidation and Dissolution for the Funds. Management is in the process of liquidating and winding-up the Fund.

The Huron Investment Fund, Inc. (the "Fund") is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended. The Fund commenced investment operations on March 4, 1996.

The Fund's objective is long-term capital appreciation with income as a secondary objective. The Fund's investments consist primarily of common stocks of large, medium and small capitalization U.S. companies. The Fund's investment portfolio must conform to certain rating agency asset coverage tests so long as the Fund has preferred stock outstanding.

On the date of commencement, the Fund issued 61,376,140.20 shares of common stock with a par value of $.01 at $10 per share in exchange for securities with a value in the aggregate of approximately $613.8 million and 4,000 shares of AMPS with a par value of $.01 at $100,000 per share in exchange for $400 million in cash.

The following is a summary of significant accounting policies consistently followed by the Fund in preparation of its financial statements.

Security Valuation

Investments in securities traded on a national securities exchange (or reported on the Nasdaq National Market) are valued at the last reported sales price on the primary exchange on which the securities are traded. Temporary investments are valued at amortized cost which approximates fair value.

Security Transactions

Security transactions are accounted for on a trade date plus one business day basis which does not differ materially from a trade date basis. The cost of securities sold is determined using the identified cost method. Dividend income is recorded on ex-dividend date and interest income is recorded on the accrual basis.


1. Organization and Significant Accounting Policies (continued)

Federal Income Taxes

It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and distribute its taxable income to stockholders. Therefore, no provision for Federal income tax is required.

Distribution of Income and Gains

The Fund distributes substantially all of its taxable income in excess of the dividends paid to the preferred stockholders to the common stockholder. Dividends to the common stockholder are declared and paid at least annually. Net realized capital gains, if any, are generally distributed annually.

The character of income and gains distributed is determined in accordance with income tax regulations which may differ from generally accepted accounting principles. Amounts distributed in excess of taxable income and net realized capital gains, if any, are considered a return of capital.

Use of Estimates

Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ from these amounts.

Organization Costs

Organization costs have been deferred and are being amortized by the Fund on a straight-line basis over five years.

2. Related Party Transactions

A collective trust fund for employee benefit plans is the sole common stockholder of the Fund. Certain officers and directors of the Fund are affiliated with the common stockholder. No fees or expenses were paid to the affiliated officers and directors.

2. Related Party Transactions (continued)

For the years ended December 31, 1998 and 1997, dividend and capital gain distributions to the common stockholder were $60,826,776 and $22,417,112, respectively.

During the years ended December 31, 1998 and 1997, returns of capital distributions to the common stockholder amounted to approximately $459,150,734 and $0, respectively.

During the years ended December 31, 1998 and 1997, capital contributions made by the common stockholder amounted to approximately $22,417,112 and $450,000,000, respectively.

Comerica Bank serves as both custodian and administrator for the Fund and receives a fee based on a percentage of net assets outstanding at the end of the fiscal year. An affiliate of Comerica Bank serves as investment advisor to the Fund. The annual investment management fee is 0.01% of average equity investments. The administration and management fees are calculated, accrued and paid on a monthly basis.

3. Investment Transactions

The aggregate cost of securities purchased and the aggregate proceeds of securities sold excluding short-term securities, for the year ended December 31, 1998 were $92,399,267 and $570,718,541, respectively.

As of December 31, 1998, the net unrealized appreciation of $319,249,207 is comprised of aggregate gross unrealized appreciation and depreciation of investments of $380,123,875 and $60,874,668, respectively.

4. Auction Market Preferred Stock ("AMPS")

No AMPS were outstanding at December 31, 1998 and 1997.

In 1997 the Fund redeemed $450 million of AMPS.

Each series of AMPS is redeemable at the option of the Fund in whole, but not in part, at a price of $100,000 per share plus accumulated and unpaid dividends. Dividends were cumulative from the date of original issue and were paid every 49 days at a rate set through Dutch Auction. The Fund was subject to certain asset coverage tests, and the AMPS were subject to mandatory redemption if the tests were not met.

5. Notes Payable

As of December 31, 1998, the Fund had $198,500 of principal notes outstanding to investors. The notes are due on March 15, 2021 and bear interest at a floating rate. The interest rate, which resets annually, is set at the one-year U.S. Treasury bill rate plus 3.50%. As of December 31, 1998, the Fund was paying interest at 8.83% per annum.

6. Year 2000 (Unaudited)

Like other mutual funds, financial and business organizations and individuals around the world, the Fund could be adversely affected if the computer systems used by the advisor/administrator and other service providers do not properly process and calculate date-related information and data from and after January 1, 2000. This is commonly known as the "Year 2000 Problem". The advisor/administrator is taking steps that it believes are reasonably designed to address the Year 2000 Problem with respect to computer systems that it uses and to obtain reasonable assurances that comparable steps are being taken by the Fund's other major service providers. At this time, however, there can be no assurance that these steps will be sufficient to avoid any adverse impact to the Fund.

                             Huron Investment Fund, Inc.

                                 Financial Highlights

                  For the years ended December 31, 1998 and 1997, and
               for the period March 4, 1996 (commencement of operations)
                              through December 31, 1996


                                                  1998      1997  1996(1)
For a share of common stock outstanding
  throughout the period:
 Net asset value, beginning of period          $23.72    $11.36    $10.00
 Net investment income                           0.20      0.28      0.20
 Net realized and unrealized gains (losses)
    on investments                              (1.21)     5.39      2.21

Total from investment operations                (1.01)     5.67      2.41
Capital contribution                             0.36      7.33       -
Less distributions from net investment income:
   Common stock equivalent of dividends
     paid to AMPS holders                       (0.20)    (0.27)    (0.22)
  Dividends paid to common stockholder             -      (0.01)    (0.02)
Less distributions from net realized gains:
    Distribution paid to common stockholder
Less distributions from paid-in capital:
 Distribution of capital to common
    stockholder                                 (7.48)       -      (0.81)
Total distributions                             (8.47)    (0.64)    (1.05)
Net asset value, end of period                 $14.60    $23.72    $11.36

Total investment return                         -4.26%    30.33%    24.13%(2)

Ratios/supplemental data:
    Net assets at end of period (000s)       $ 896278  $1455869  $1146929
    Average net assets (000s)                $ 964441  $1322905  $1107778

    Ratio of expenses to average net assets
       applicable to common stock (4)            0.08%     0.32%     0.33%(3)
    Ratio of net investment income to average
      net assets applicable to common
      stock (4)                                  1.26%     1.28%     1.12%(3)
    Portfolio turnover                           9.58%     0.65%     5.47%

    Asset coverage per AMPS share,
       end of period                                -         -  $254,873
    AMPS shares outstanding                         -         -      4,500
    Asset coverage for notes payable,
       end of period                           451525%   691724%   537303%
    Notes payable, end of period             $198,500  $210,500  $213,500

 (1)For the period March 4, 1996 (commencement of operations) to December 31, 1996.
 (2)Total investment return for the period, not annualized.
 (3)Annualized.
 (4)Ratios are calculated on the basis of income and expenses applicable to both the common and preferred stock relative to the average net assets of the common stockholder. Ratios do not reflect the effect of dividend payments to AMPS holders. Ratios from 1996 and years prior have been restated to exclude the effect of dividend payments to AMPS holders.

See accompanying notes.

                                       HURON INVESTMENT FUND, INC.

                                        Portfolio of Investments

                                            December 31, 1998


    No. of
    Shares                                             Market Value

COMMON STOCK

   BUILDING AND CONSTRUCTION                        1.79%

                   BUILDING EQUIPMENT

      45,812  CLAYTON HOMES INC                               632,778.25
       7,500  SIMPSON MFG INC                                 280,781.25


                   BUILDING MATERIALS
       3,600  ABT BUILDING PRODS CORP                          36,900.00

       2,300  AMERICAN BUILDINGS COMPANY                       56,350.00
       1,900  AMERON INTERNATIONAL CORPORATION                 70,300.00
      12,200  CALGON CARBON CORP                               91,500.00

       3,900  CENTEX CONSTRUCTION PRODUCTS INC                158,437.50
       9,700  CHAMPION INTERNATIONAL CORP                     392,850.00
      14,000  CYTEC INDS INC                                  297,500.00

       4,800  ELCOR CORP                                      155,100.00
         300  GEORGIA PACIFIC CORP                             17,568.75
       3,600  GIANT CEMENT HOLDING INC                         89,100.00

      11,500  HOME DEPOT                                      703,656.25
      10,800  HOMEBASE INC                                     68,850.00
       1,600  INTERNATIONAL ALUMINUM, CORP.                    47,300.00

      15,900  LONGVIEW FIBRE CO                               183,843.75
      11,100  LOUISIANA PACIFIC CORP                          203,268.75
       3,200  MARTIN MARIETTA MATERIALS INC                   199,000.00

       3,500  MASCO CORPORATION                               100,625.00
       2,800  MAXXAM INC                                      160,650.00
       4,100  NATIONAL SERVICES INDUSTRIES INC                155,800.00

       3,800  NCI BUILDING SYSTEMS INC                        106,875.00
       4,200  NORTEK INC                                      116,025.00
       4,200  NVR INC                                         200,287.50

      30,300  RPM, INC.                                       484,800.00
       3,400  SCOTSMAN INDUSTRY,INC.                           69,912.50
      15,900  USG CORP NEW                                    809,906.25

      10,400  VULCAN MATERIALS CO                           1,368,250.00

                   CEMENT

       7,600  CALMAT CO                                       234,650.00
      33,500  LAFARGE CORP                                  1,356,750.00
       2,000  PUERTO RICAN CEMENT CO INC                       69,875.00

       5,700  SOUTHDOWN INC                                   337,368.75

                   CONSTRUCTION EQUIPMENT

       6,200  CMI CORP CL A                                    49,212.50

                   PAINT AND FLAT GLASS

      17,100  SHERWIN WILLIAMS CO                             502,312.50
      21,500  VALSPAR CORP                                    802,218.75

                   INDUSTRIAL CHEMICALS

      17,100  ALBEMARLE CORP                                  406,125.00
       8,000  DEXTER CORP                                     251,500.00

      25,700  ETHYL CORP                                      149,381.25

       4,600  FULLER H. B. COMPANY                            221,375.00
       5,400  GREAT LAKES CHEMICAL CORP                       216,000.00

      17,600  LUBRIZOL CORP                                   452,100.00
         200  PPG INDUSTRIES INC                               11,650.00
      18,200  ROHM & HAAS CO                                  548,275.00

       5,900  SERAGEN INC ESCROW                                    0.00
       9,600  WELLMAN INCORPORATED                             97,800.00
      17,700  WITCO CORP                                      282,093.75


                   MISCELLANEOUS
      22,000  AMERICAN STANDARD COS,INC                       790,625.00

       4,960  CHAMPION ENTERPRISES INC                        135,780.00
       1,900  CHRISTIANA COS INC.                              36,575.00
       6,000  COMMERCIAL INTERTECH                             77,625.00

      12,500  FASTENAL COMPANY                                550,000.00
       8,300  FLUOR CORP                                      353,268.75
       9,700  FOAMEX INTERNATIONAL INC                        120,037.50

       8,775  GRANITE CONSTRUCTION INC                        294,510.94
       8,500  JACOBE ENGINEERING GROUP                        346,375.00
       2,800  SCHULER HOMES INC                                19,950.00


                   TOTAL BUILDING AND CONSTRUCTION        $15,971,650.44


   CHEMICALS AND DRUGS                              7.06%

                   CHEMICALS

      22,600  AIRGAS INC.                                     201,987.50
       2,200  BUSH BOAKE ALLEN INC                             77,550.00
      20,900  CABOT CORP                                      583,893.75

      22,619  CROMPTON & KNOWLES CORPORATION                  467,930.56
       1,300  DOW CHEMICAL CO                                 118,218.75
       8,300  DUPONT DE NEMOURS & CO.                         440,418.75

      11,600  FERRO CORPORATION                               301,600.00
       3,200  FMC CORP-NEW                                    179,200.00
       9,800  GEON CO                                         225,400.00

      10,200  GEORGIA GULF CORP                               163,837.50
      15,600  HANNA M A CO                                    192,075.00
       9,000  HERCULES INC                                    246,375.00

      34,890  IMC FERTILIZER GROUP                            745,773.75
      29,300  INTL SPECIALTY PRODUCTS NEW                     397,381.25
      14,900  LAWTER INTERNATIONAL                            173,212.50

       6,450  LEARONAL INC.                                   218,493.75
       3,000  LESCO INC OHIO                                   38,625.00
      24,500  LYNODELL PETROCHEMICAL COMPANY                  441,000.00

      60,300  MONSANTO CO                                   2,864,250.00
      13,300  MORTON INTERNATIONAL INC                        325,850.00
       6,700  NALCO CHEMICAL CO                               207,700.00

       2,500  NCH CORPORATION                                 148,750.00
      15,200  OLIN CORP                                       430,350.00
      15,500  PRAXAIR INC                                     546,375.00

      11,000  SCHULMAN A INC.                                 249,562.50
      10,100  SIGMA-ALDRICH CORP                              296,687.50
      12,360  SOLUTIA INC                                     276,555.00

       3,600  STEPAN CO                                        95,850.00
       2,000  SYBRON CHEMICAL INDUSTRIES, INC.                 27,000.00
       6,200  SYNETIC INC                                     272,800.00

      13,700  UNION CARBIDE CORPORATION                       582,250.00
       5,900  WEBB DEL CORP                                   162,618.75
       8,900  WR GRACE & CO                                   139,618.75



                   DRUGS

      12,300  ABBOT LABS                                      602,700.00
       7,800  AGOURON PHARMACEUTICALS INC                     458,250.00
         300  ALZA CORP CLASS A                                15,675.00

      11,200  AMERICAN HOME PRODUCTS                          630,700.00
      26,000  AMGEN INC COMMON STOCK                        2,718,625.00
      10,500  AMYLIN PHARMACEUTICALS                            5,250.00

       1,900  AUTOIMMUNE INC                                    4,275.00
       9,900  AVANIR PHARMACEUTICALS                            6,496.88
      32,750  BERGEN BRUNSWIG                               1,142,156.25

       3,000  BONE CARE INTERNATIONAL                          34,875.00
       7,300  BRISTOL MYERS SQUIBB CO                         976,831.25
       2,000  CAMBRIDGE NEUROSCIENCE INC                        1,437.50

      19,290  CARDINAL HEALTH INC                           1,463,628.75
       2,800  CARRINGTON LABS INC                               5,950.00
      14,100  CARTER WALLACE INC                              276,712.50

         800  CONNECTICS CORPORATION                            4,700.00
       6,000  COPLEY PHARMACEUTICAL                            62,250.00
       2,900  DEPOTECH CORP                                     6,706.25

       9,000  DURA PHARMACEUTICALS INC                        136,687.50
      14,200  ENGLEHARD CORP                                  276,900.00
       3,200  ERGO SCIENCE CORP                                 3,200.00

       6,050  FUISZ TECHNOLOGIES LTD                           77,893.75
       3,400  GELTEX PHARMACEUTICALS INC                       76,925.00
      35,900  GENENTECH INC SPECIAL COMMON                  2,860,781.25

      13,800  GENSIA PHARMACEUTICALS                           62,531.25
       8,500  GILEAD SCIENCES INC                             349,031.25
      22,400  ICN PHARMACEUTICALS INC NEW                     506,800.00

      12,000  ICOS CORP                                       357,000.00
       1,100  IGI INC                                           2,131.25
       2,400  INCYTE PHARMACEUTICALS INC                       89,700.00

      12,000  INTERNEURON PHARMACEUTICALS INC                  39,375.00
       8,500  ISIS PHARMACEUTICALS                            109,968.75
      10,212  LIGAND PHARMACEUTICALS INC CL B                 118,719.15

       6,600  LILLY ELI & COMPANY                             586,575.00
       4,000  MATRITECH INC                                     6,625.00
      28,400  MCKESSON CORP NEW                             2,245,375.00

       7,100  MERCK & COMPANY, INC                          1,048,581.25
      37,600  MYLAN LABRATORIES INC                         1,184,400.00
       3,500  NEOPROBE CORP                                     2,515.63

         800  NEOSE TECHNOLOGIES INC                           11,250.00
       3,700  NEUROGEN CORP                                    64,750.00
      10,200  NORTH AMERN VACCINE                              90,525.00

      23,600  PERRIGO CO.                                     207,975.00
      10,900  PFIZER INC                                    1,367,268.75
       3,200  PHARMACIA & UPJOHN INC                          181,200.00

       9,400  SCHERING PLOUGH                                 519,350.00
       6,800  SEPRACOR INC                                    595,425.00
       8,100  TWINLAB CORP                                    106,312.50

       5,700  VICAL INC                                        80,868.75
       6,500  WARNER-LAMBERT                                  488,718.75
      24,000  WATSON PHARMACEUTICALS INC                    1,509,000.00


                   COSMETICS
       5,700  ALBERTO CULVER CO CLASS B                       152,118.75

       1,000  AVON PRODUCTS INC                                44,250.00
       4,500  FOSSIL INC                                      129,375.00
         500  INTERNATIONAL FLAVORS & FRAGRANCES               22,093.75

      17,100  LAUDER ESTEE COS INC                          1,462,050.00


      11,300  PLAYTEX PRODUCTS INC                            181,506.25
       4,363  THERMOLASE CORP                                  19,906.19


                   HEALTH PRODUCTS/CARE
       9,100  ACUSON                                          135,362.50

       6,600  ALLERGAN INC                                    427,350.00
       4,200  AMERICAN HOMEPATIENT INC                          7,612.50
       8,000  AMERISOURCE HEALTH CORP -CL A                   520,000.00

       4,000  APHTON CORP                                      51,000.00
      16,800  APRIA HEALTHCARE GROUP INC                      150,150.00
       8,700  ARROW INTERNATIONAL,INC.                        272,962.50

       4,800  BARD C R INC                                    237,600.00
       5,700  BAUSCH & LOMB INC                               342,000.00
       3,992  BAXTER INTERNATIONAL INC.                       256,735.50

      24,800  BECTON DICKINSON & COMPANY                    1,058,650.00
       7,200  BEVERLY ENT INC                                  48,600.00
      23,700  BIOGEN INC                                    1,967,100.00

       7,758  BLOCK DRUG CL A                                 336,501.52
       3,000  CARDIOGENESIS CORP                               16,875.00
         200  CARDIOTHORACIC SYS INC                            1,387.50

      21,600  CENTOCOR                                        974,700.00
       2,000  CHROMAVISION MEDICAL SYSTEMS                     10,000.00
       3,600  CHRONIMED INC                                    46,575.00

       8,600  COASTAL PHYSICIAN GROUP INC                       2,956.25
       8,100  COLOMBIA LABS INC COMMON                         24,806.25
      65,750  COLUMBIA/HCA HEALTHCARE                       1,627,312.50

       9,600  CRAIG JENNY INC                                  57,600.00
       4,400  DIAGNOSTIC PRODUCTS CORP                        136,950.00
         800  EMERITUS CORP                                     8,450.00

      24,800  FOREST LABS                                   1,319,050.00
      26,000  GENERAL NUTRITION COS                           422,500.00
       2,464  GENZYME MOLECULAR ONCOLOGY W/I                    8,006.51

       8,622  GILLETTE CO                                     416,550.38
      15,200  GUIDANT CORP                                  1,675,800.00
      11,050  HCR MANOR CARE                                  324,593.75

      58,162  HEALTH MGMT ASSOC INC CL A NEW                1,257,753.25
       7,267  HERBALIFE INTL CL B                              83,116.31
       4,200  I-STAT CORP                                      31,500.00

       2,600  ICU MEDICAL INC.                                 57,200.00
       8,300  IMMUNEX CORP NEW                              1,044,243.75
       3,400  MARTEK BIOSCIENCES CORP                          27,200.00

         666  MEDICAL RESOURCES INC                             1,498.50
      17,400  MID ATLANTIC MED SVCS                           170,737.50
       3,500  MINIMED INC                                     366,625.00

       8,900  NEXSTAR PHARMACEUTICALS INC                      82,325.00
       3,700  NORTHFIELD LABORATORIES INC                      45,787.50
       8,200  OEC MEDICAL SYSTEMS INC                         257,787.50

       9,000  ONCOR INC                                           270.00
      23,000  OXFORD HEALTH PLANS INC                         342,125.00
      15,200  PHYSICIAN RELIANCE NETWORK INC                  199,500.00

         700  PROJECT SOFTWARE & DEVELOPMENT                   23,450.00
      13,000  PSS WORLD MEDICAL INC                           299,000.00
       9,700  QUINTILES TRANSNATIONAL CORP                    517,737.50

       3,900  RES-CARE INC                                     96,281.25
       8,205  RESPIRONICS INC                                 164,356.41
       4,356  RESPONSE ONCOLOGY INC                            17,696.25

      17,400  REXALL SUNDOWN INC                              243,600.00
       3,900  STAAR SURGICAL CO                                30,468.75
         400  SUNRISE ASSISTED LIVING INC                      20,750.00

      30,000  SYBRON INTL CORP                                815,625.00

       2,135  TENET HEALTHCARE CORP                            56,043.75
         350  TREX MEDICAL CORP                                 2,975.00

       2,400  UNITED AMERN HEALTHCARE CORP                      2,850.00
      19,365  UNITED HEALTHCARE CORP                          833,905.31
       4,700  UNITED WISCONSIN SVCS                            40,831.25

      21,500  VENTAS INC                                      262,031.25
       4,874  VETERINARY CENTERS OF AMERICA INC                97,175.38
      10,200  VIVUS INC                                        26,456.25


                   MISCELLANEOUS
       8,300  MOLTEN METAL TECHNOLOGY INC                         166.00

      66,244  TYCO INTL LTD                                 4,997,281.75

                         TOTAL CHEMICALS AND DRUGS        $63,034,157.73


   CONSUMER PRODUCTS                               10.72%



       5,600  MARVEL ENTERPRISES INC                           34,650.00

                   CONFECTIONS AND BEVERAGES

       2,600  ANHEUSER-BUSCH COS                              170,625.00
       5,900  BOSTON BEER INC                                  50,150.00

       6,900  BROWN FORMAN INC CLASS B                        522,243.75
       7,400  CANADAIGUA WINE INC CL B                        410,700.00
      17,400  COCA COLA COMPANY                             1,163,625.00

      41,000  COCA COLA ENTERPRISES INC                     1,465,750.00
      22,800  INTERSTATE BAKERIES CORP DEL NEW                602,775.00
       6,300  PEPSICO INC                                     257,906.25

       2,500  PYRAMID BREWERIES INC                             3,750.00
       2,600  REDHOOK ALE BREWERY INC                          11,700.00
      26,284  TOOTSIE ROLL INDUSTRIES                       1,028,361.50


                   CONTAINERS
      11,800  AVERY DENNISON CORP                             531,737.50

       2,500  BALL CORPORATION                                114,375.00
       4,500  BEMIS CO                                        170,718.75
      11,800  CROWN CORK & SEAL INC                           363,587.50

       2,400  LIQUI BOX                                       124,800.00
      12,784  SEALED AIR CORP                                 652,783.00
       5,700  TEMPLE INLAND INC                               338,081.25


                   DAIRY PRODUCTS
      12,500  DEAN FOODS INC                                  510,156.25

       8,800  DREYER'S GRAND ICE CREAM                        133,100.00
      28,500  IBP INC                                         830,062.50

                   PACKAGED FOOD

       2,600  ALICO INC.                                       46,800.00
      60,325  ARCHER DANIELS MIDLAND CO                     1,036,835.94

       2,600  BEN & JERRYS HOMEMADE CL A                       58,175.00
      29,100  BESTFOODS                                     1,549,575.00
       4,235  BRIDGFORD FOODS CORP.                            53,731.56

       4,100  BROTHERS GOURMET COFFEES INC                        205.00
       2,100  CAMPBELL SOUP CO                                115,500.00
       6,400  CHRUCH & DWIGHT INC                             230,000.00

       4,800  CONAGRA INC                                     151,200.00
       1,380  DNAP HOLDING CORPORATION                          4,830.00
         600  FARMER BROTHERS CO                              128,400.00

      27,250  FLOWERS INDUSTRIES INC                          652,296.88

       2,300  HEINZ H J COMPANY                               130,237.50
      14,100  HERSHEY FOODS CORP                              876,843.75

      23,400  HORMEL FOODS CORP                               766,350.00
       2,700  KELLOG COMPANY                                   92,137.50
       9,900  LANCE INC                                       197,381.25

       3,500  MIDWEST GRAIN PRODUCTS                           47,687.50
      17,200  NABISCO HOLDINGS CORP CL A                      713,800.00
       1,900  NORTHLAND CRANBERRIES INC CL A                   17,159.38

       2,550  PERFORMANCE FOOD GROUP CO                        71,718.75
      18,600  PHILLIP MORRIS CO INC                           995,100.00
       7,500  PILGRIMS PRIDE CORP                             149,531.25

      18,600  PIONEER HI BRED INTERNATIONAL INC               502,200.00
         600  QUAKER OATS CO                                   35,700.00
      31,800  RALSTON-RALSTON PURINA GROUP                  1,029,525.00

       2,000  RIVIANA FOODS INC                                49,375.00
       3,800  SANDERSON FARMS INC                              58,425.00
       5,800  SARA LEE CORP                                   163,487.50

         400  SEABOARD CORP DELEWARE                          168,800.00
       9,600  SMUCKER J M CO.                                 237,600.00
      34,000  SYSCO CORP                                      932,875.00

       2,600  TREMONT CORP DELAWARE NEW                        86,450.00
      17,000  UNIVERSAL FOODS CORP                            466,437.50
       1,260  VLASIC FOODS INTL                                30,003.75

      11,700  WRIGLEY WILLIAM JR CO                         1,047,881.25

                   PAPER

      10,198  ALBANY INTER CORP CL A                          193,123.87
       5,700  BOISE CASCADE CORP                              176,700.00
      12,400  BOWATER CORP                                    513,825.00

       7,800  CHESAPEAKE CORP COMMON STOCK                    287,625.00
      27,600  CONSOLIDATED PAPERS INC                         759,000.00
      22,187  FORT JAMES CORPORATION                          887,480.00

      17,700  GAYLORD CONTAINER CORP CL A                     108,412.50
       9,800  GEORGIA PACIFIC TIMBER                          233,362.50
      13,000  GLATFELTER PH CO                                160,875.00

       2,400  INTERNATIONAL PAPER CO                          107,550.00
       9,450  INTERPOOL INC                                   158,287.50
       3,600  KIMBERLY CLARK CORP                             196,200.00

      35,200  LOWES COMPANIES INC                           1,801,800.00
      10,400  MEAD CORP                                       304,850.00
      10,400  OWENS ILLINOIS INC.                             318,500.00

      12,400  PENTAIR INC                                     493,675.00
       2,400  POTLATCH CORP                                    88,500.00
       8,800  RAYONIER INC.                                   404,250.00

      11,880  ROCK-TENN COMPANY CLA                           201,217.50
      70,935  SMURFIT STONE CONTAINER                       1,121,659.69
      33,110  SONOCO PRODUCTS COMPANY                         980,883.75

      61,100  ST JOE CORPORATION                            1,432,031.25
      57,000  STAPLES INC                                   2,490,187.50
       4,000  U S CAN CORPORATION                              71,500.00

       6,200  UNION CAMP CORP                                 418,500.00
       6,850  UNISOURCE WORLDWIDE INC                          49,662.50
      12,100  WAUSAU MOSINEE PAPER CORP                       214,018.75

      10,200  WESTVACO CORP                                   273,487.50
         800  WEYERHAEUSER CO                                  40,650.00
      11,200  WILLIAMETTE INDUSTRIAL                          375,200.00


                   PRINTING AND PUBLISHING
       7,300  AMERICAN GREETINGS CLASS A                      299,756.25

       7,700  AMERICAN MEDIA INC CL A                          42,831.25

       1,680  APPLIED GRAPHICS TECHNOLO                        27,720.00
       9,200  BANTA CORP                                      251,850.00

      20,000  BARNES & NOBLE INC                              850,000.00
      29,400  BELO A H CORP                                   586,162.50
       6,000  BIG FLOWER HLDGS                                132,375.00

       2,300  CADMUS COMMUNICATIONS                            43,412.50
       8,600  CENTRAL NEWSPAPERS INC CLASS A                  614,362.50
       8,100  DE LUXE CORPORATION                             296,156.25

      14,300  DONNELLEY R R & SONS                            626,518.75
       3,250  DONNELLY CORP                                    42,250.00
       9,600  DOW JONES & CO                                  462,000.00

       1,900  GANNETT CO., INC.                               122,550.00
      28,500  GARTNER GROUP INC CL A                          605,625.00
       8,100  GOLDEN BOOKS FAMILY ENTMT                         2,531.25

         700  HARLAND JOHN H COMPANY                           11,068.75
       9,700  HOLLINGER INTERNATIONAL                         135,193.75
       9,600  HOUGHTON MIFFLIN CO                             453,600.00

       8,200  KNIGHT-RIDDER INC                               419,225.00
      13,900  LEE ENTERPRISES INC                             437,850.00
       9,300  MAIL-WELL INC                                   106,368.75

      37,500  MARVEL ENTMT GROUP INC                                0.00
       9,550  MCCLATCHEY NEWSPAPER CLASS A                    337,831.25
       8,700  MEDIA GENERAL INC                               461,100.00

       4,600  MEREDITH CORP                                   174,225.00
      19,400  NEW YORK TIMES CO CLASS A                       672,937.50
      60,600  READERS DIGEST ASSN INC CLASS B               1,461,975.00

       5,200  SCHOLASTIC CORP                                 278,850.00
       4,700  SCIENTIFIC GAMES HOLDINGS CORP.                  88,712.50
      18,750  TIME WARNER INC                               1,163,671.88

       9,600  TIMES MIRROR CO CLASS A NEW                     537,600.00
      12,300  TRIBUNE CO                                      811,800.00
       3,600  VALUE LINE INC                                  141,750.00

       3,600  WASHINGTON POST CO CLASS B                    2,080,575.00
      11,700  WISCONSIN CENTRAL                               201,093.75

                   RECREATIONAL EQUIPMENT

       3,100  BALLY'S TOTAL FITNESS HLDGS                      77,112.50
      21,400  BOYD GAMING CORP                                 70,887.50

       9,900  BRUNSWICK CORP                                  245,025.00
      23,000  CALLAWAY GOLF CO                                235,750.00
       1,147  CARLYLE INDS INC                                  1,290.38

      10,598  CHRIS CRAFT INDUSTRIES INC                      510,691.13
      18,300  COLEMAN INC NEW                                 166,987.50
       2,000  FIRST TEAM SPORTS                                 2,750.00

         346  GART SPORTS CO                                    2,249.00
      46,900  HARLEY DAVIDSON INC                           2,221,887.50
       9,900  HARRAH'S ENTERTAINMENT INC                      155,306.25

      35,100  INTERNATIONAL GAME TECHNOLOGY                   853,368.75
       7,012  MGM GRAND INC                                   190,200.50
         800  NORTH FACE INC                                   10,400.00

      18,600  SUNGLASS HUT INTERNATIONAL INC                  130,200.00
       4,200  WEST MARINE INC                                  41,475.00

                   OTHER CONSUMER PRODUCTS

       3,900  AMERICAN SAFETY RAZOR CO                         46,800.00
      12,750  BLYTH INDS INC                                  398,437.50

       1,649  BOLLE INC                                         3,298.00
      27,800  BORDERS GROUP INC                               693,262.50
      30,100  CINTAS CORP COMMON STOCK                      2,120,168.75

      10,200  CLOROX CO                                     1,191,487.50

       1,800  COLGATE PALMOLIVE CO                            167,175.00
       7,100  ECKO GROUP INC                                   26,625.00

       2,900  FAB INDUSTRIES INC.                              62,350.00
      12,200  FIRST BRANDS CORP                               481,137.50
       6,223  GENERAL CIGAR HLDGS INC CL B                     54,062.31

       7,100  HARCOURT GENERAL INC                            377,631.25
       4,552  METRIS COMPANIES INC                            229,022.50
       2,100  MINNESOTA MINING & MANUFACTURING                149,362.50

      15,700  NEWELL COMPANY                                  647,625.00
      24,600  OAKLEY INC                                      233,700.00
       5,850  ONEIDA LTD.                                      86,653.13

       8,800  PRESSTEK INC                                     59,950.00
       9,700  PROCTER & GAMBLE CO                             885,731.25
      15,100  RUBBERMAID INC                                  474,706.25

       3,200  RUSSELL CORP                                     65,000.00
      38,300  SHAW INDUSTRIES INC                             928,775.00
       1,700  SPRINGS INDUSTRIES INC                           70,443.75

       3,000  SUPERIOR SURGICAL                                43,500.00
       6,300  TUPPERWARE CORPORATION                          103,556.25
      11,500  UNIVERSAL CORP                                  403,937.50

       1,300  UST INC                                          45,337.50
      12,300  V F CORP                                        576,562.50
      17,200  WARNACO GROUP INC CL A                          434,300.00

      11,300  WHITMAN CORPORATION                             286,737.50

                   PHOTOGRAPHY

       3,900  CPI CORPORATION                                 103,350.00
       1,800  EASTMAN KODAK COMPANY                           129,600.00
       3,800  POLAROID CORP                                    71,012.50


                   HOUSEHOLD FURN/APPLIANCES
       4,000  ARMSTRONG WORLD INDUSTUSTRIES                   241,250.00

       4,200  CHROMCRAFT REVINGTON INC                         69,562.50
       3,100  COORS ADOLPH CO CLASS B                         174,956.25
       3,000  CORT BUSINESS SERVICES CORP                      72,750.00

       4,100  CULP INC                                         32,287.50
       9,000  DEPARTMENT 56 INC                               338,062.50
       1,000  FALCON PRODUCTS INC.                             12,000.00

      22,300  FURNITURE BRANDS INTL INC                       607,675.00
      31,900  HANOVER DIRECT INC                              109,656.25
         700  HAPPINESS EXPRESS INC                                 0.00

       3,100  HAVERTY FURNITURE COS INC                        65,100.00
      16,000  HELIG MEYERS CO                                 107,000.00
      10,000  KIMBALL INTERNATIONAL,INC CLB                   190,000.00

       4,730  LIFETIME HOAN CORP                               46,117.50
       9,500  MAYTAG CO                                       591,375.00
       8,300  MIKASA INC                                      105,825.00

      27,700  MILLER HERMAN INC                               744,437.50
       3,300  REX STORES CORP                                  44,550.00
      29,000  SUNBEAM CORP                                    203,000.00


                   RETAIL
      15,400  AUTOZONE INC                                    507,237.50

      42,600  BED BATH & BEYOND INC                         1,453,725.00
       6,100  BRADLEES INC                                          0.00
       3,000  COLE NATIONAL CORP.NEW                           51,375.00

       2,700  FINLAY ENTERPRISES INC                           27,337.50
      15,000  INTIMATE BRANDS INC                             448,125.00
       3,100  MULTIPLE ZONES INTL INC                          54,637.50

          75  SAKS INC   NEW                                    2,367.19

          18  SCHOOL SPECIALTY INC                                384.75
      32,200  TJX COMPANIES INC                               933,800.00

      11,800  VALUE CITY DEPARTMENT STORES INC                164,462.50
       3,100  WILMAR INDUSTRIAL, INC.                          62,968.75
       7,100  WINDMERE-DURABLE HOLDINGS INC                    55,025.00


                   APPAREL
         356  ABERCROMBIE & FITCH CO CLASS A                   25,187.00

       6,075  AMERICAN EAGLE OUTFITTERS INC                   404,746.88
       5,000  DONNKENNY INC DELAWARE                            9,375.00
         210  EDISON BROS STORES WTS                               52.50

       3,195  FOOTSTAR INC                                     79,875.00
       6,200  FRUIT OF THE LOOM CL A                           85,637.50
      31,600  JONES APPAREL GROUP INC                         697,175.00

       9,600  LANDS END INCORPORATED                          258,600.00
      26,070  LIMITED INC                                     759,288.75
       6,400  LIZ CLAIBORNE INC                               202,000.00

       2,200  LOEHMANNS INC                                     4,193.75
       1,800  NIKE INC CL B                                    73,012.50
      11,800  NINE WEST GROUP                                 183,637.50

       5,000  QUIKSILVER INC                                  150,000.00
       3,800  STAGE STORES INC                                 35,625.00
      12,000  TALBOTS INC                                     376,500.00

       4,400  UNITED RETAIL GROUP INC                          47,300.00
      13,400  VENATOR GROUP INC                                86,262.50
      18,000  WESTPOINT STEVENS INC                           568,125.00


                   AUDIO/VISUAL
       8,800  ACKERLEY COMMUNICATIONS INC                     160,600.00

         400  GREY ADVERTISING INC.                           145,600.00
      19,000  OMNICOM GROUP INC                             1,102,000.00
       2,300  OPTICAL CABLE CORP                               27,887.50

       3,200  SINCLAIR BROADCAST GROUP INC                     62,600.00
       3,000  WEST COAST ENTERTAINMENT CORP                     3,375.00

                   BROADCASTING

       5,000  ADELPHIA COMMUNICATIONS CORP CLASS              228,750.00
       5,600  AMERICAN TELECASTING INC                          1,064.00

      20,800  CABLEVISION SYSTEMS CORP                      1,043,900.00
      19,700  CHANCELLOR MEDIA CORP /A                        943,137.50
      86,000  COX COMMUNICATIONS, INC CLASS A               5,944,750.00

       2,900  EMMIS BROADCASTING CORP CL A                    125,787.50
       5,180  GAYLORD ENTERTAINMENT CL/A                      156,047.50
         169  HEARST-ARGYLE TELEVISION                          5,577.00

       4,100  HEARTLAND WIRELESS COMMUNICATIONS                    82.00
       7,100  JACOR COMMUNICATIONS INC                        457,062.50
       4,700  JONES INTERCABLE INC CL A                       167,437.50

       7,400  KING WORLD INC                                  217,837.50
      16,400  TCA CABLE TV INC                                585,275.00
       3,900  TRANSACTION NETWORK SERVICES INC.                78,243.75

       2,400  TV FILME INC                                        900.00
       8,000  UNITED VIDEO SATELLITE GRP CL A                 189,000.00
      33,326  USA NETWORKS INC                              1,103,923.75

       7,900  VALUEVISION INTERNATIONAL,INC. CL                55,546.88

                   MISCELLANEOUS

         400  FEDDERS CORP CL A                                 2,100.00
       3,300  JOSTENS INC                                      86,418.75
      12,465  PALL CORPORATION                                315,520.31

      25,800  SERVICE CORPORATION INTERNATIONAL               982,012.50

      21,600  STARBUCKS CORP                                1,212,300.00


                           TOTAL CONSUMER PRODUCTS        $95,765,699.16

   DURABLE GOODS                                   27.33%


                   AEROSPACE-AIRCRAFT
       8,442  BOEING CO                                       275,420.25

      24,400  COLTEC INDS INC                                 475,800.00
      11,200  CORDANT TECHNOLOGIES INC                        420,000.00
       2,200  CURTISS WRIGHT CORP                              83,875.00

       3,400  FAIRCHILD CORP CL A                              53,550.00
      12,700  GENERAL DYNAMICS CORP                           744,537.50
       3,278  ICG COMMUNICATIONS                               70,477.00

      14,200  LITTON INDUSTRIES INC                           926,550.00
       1,300  LOCKHEED MARTIN CORP                            110,175.00
       6,900  M & F WORLDWIDE CORP                             69,431.25

       7,000  NORTHROP GRUMMAN CORP                           511,875.00
       6,700  OEA INC                                          79,143.75
       1,650  PRIMEX TECHNOLOGIES INC                          70,125.00

       2,600  SIMULA INC                                       18,850.00
      18,300  SUNDSTRAND CORP                                 949,312.50
         800  TEXTRON INC                                      60,750.00

       1,100  UNITED TECHNOLOGIES CORP                        119,625.00

                   AGRICULTURAL MACHINERY

       1,700  CATERPILLAR INC                                  78,200.00
       1,400  DEERE & CO                                       46,375.00
       3,200  TRACTOR SUPPLY CO                                76,800.00


                   AUTOMOBILE AND PARTS
       7,300  ARVIN INDUSTRIES INC                            304,318.75

       7,900  BORG WARNER SECURITY CORP                       148,125.00
       8,000  COACHMEN INDUSTRIES INC                         210,000.00
      22,700  COLLINS & AIKMAN CORP NEW                       116,337.50

       7,000  COOPER TIRE & RUBBER                            143,062.50
       3,700  COPART INC                                      119,787.50
       3,400  CUMMINS ENGINE INC                              120,700.00

      16,647  DANA CORP                                       680,446.13
       6,400  DETROIT DIESEL CORP                             132,400.00
      15,300  DONALDSON INC                                   317,475.00

       3,900  EXCEL INDUSTRIES                                 68,250.00
       7,500  EXIDE CORP                                      121,875.00
      11,700  FEDERAL-MOGUL CORP                              696,150.00

      10,000  FORD MOTOR CO                                   586,875.00
       1,800  GENERAL MOTORS CORP                             128,812.50
         750  GENUINE PARTS CO                                 25,078.13

      19,400  LEAR CORPORATION                                746,900.00
      12,200  MASCOTECH INC                                   208,925.00
       7,666  MERITOR AUTOMOTIVE INC                          162,423.38

       1,883  MIDAS INC                                        58,608.38
       9,800  MODINE MFG CO                                   355,250.00
       6,200  NAVISTAR INTERNATIONAL CORP                     176,700.00

       2,000  OSHKOSH TRUCK CORPORATION, CL B                  66,250.00
       7,900  PACCAR INC                                      324,887.50
       6,050  SNAP ON TOOLS CORPORATION                       210,615.63

      14,200  SPEEDWAY MOTORSPORTS INC                        404,700.00
       1,433  SPX CORP                                         96,011.00
       4,600  STRATTEC SECURITY CORP                          138,000.00

       9,400  SUPERIOR INDUSTRIES INTL                        261,437.50

         700  TENNECO INC                                      23,843.75
      10,300  TOP SOURCE TECHNOLOGY, INC.                       9,656.25

       2,400  TOWER AUTOMOTIVE INC                             59,850.00
       2,500  TRANSPRO INC                                     12,187.50
         500  TRW INC                                          28,093.75

       5,900  VICORP RESTAURANTS                               91,450.00
       7,700  WESTINGHOUSE AIR BRAKE CO                       188,168.75

                   ELECTRICAL

       3,250  AFC CABLE SYSTEMS INC                           109,281.25
       1,000  AMP INC                                          52,062.50

         200  BARNETT INC                                       2,750.00
       4,800  C&D TECHNOLOGY INC                              132,000.00
       6,400  C-CUBE MICROSYSTEMS INC                         173,600.00

       2,800  CHERRY CORP CL A                                 41,300.00
       2,700  EMERSON ELECTRIC CO                             163,350.00
       4,725  ENCORE WIRE CORP                                 43,706.25

       2,300  FRANKLIN ELECTRIC INC.                          155,250.00
       9,800  GRAINGER W W INC                                407,925.00
         500  HONEYWELL INC                                    37,656.25

      20,700  HUBBELL INC CLASS B                             786,600.00
      25,800  INTEGRATED DEVICE TECH                          158,025.00
       7,200  LEVEL ONE COMMUNICATIONS INC COM                255,600.00

       7,400  LITTLEFUSE INC                                  142,450.00
       8,100  MAGNETEK                                         93,656.25
       8,400  RAYCHEM CORP                                    271,425.00

       5,600  THOMAS AND BETTS CORPORATION                    242,550.00
       3,900  WOODHEAD INDUSTRIES,INC.                         50,700.00

                   ELECTRONICS

       6,500  ACTEL CORP                                      130,000.00
       3,200  ADVANCED LIGHTING TECHNOLOGIES INC               31,200.00

      14,400  ADVANCED MICRO-DEVICES                          416,700.00
      14,100  ALLIANCE SEMICONDUCTOR CORP                      57,281.25
      29,300  AMERICAN POWER CONVERSON                      1,419,218.75

       1,003  AMPHENOL CORP CL/A                               30,278.06
      49,900  ANALOG DEVICES INC                            1,565,612.50
      37,300  APPLIED MATERIALS INC                         1,592,243.75

      30,300  ARROW ELECTRONICS INC                           808,631.25
       5,800  ASPEN TECHNOLOGY INC                             84,100.00
      30,700  ATMEL CORP.                                     470,093.75

      12,300  AVNET INC                                       736,462.50
      29,300  AVX CORP                                        496,268.75
      17,000  BEC ENERGY                                      700,187.50

       3,900  CELLULAR COMMUNICATIONS INTL INC.               265,200.00
     158,400  CISCO SYSTEMS INC                            14,701,500.00
       7,300  CLECO CORP                                      250,481.25

      10,600  CMP GROUP INC                                   200,075.00
       3,500  COHU INC                                         77,000.00
       8,100  COMPUTER NETWORK TECHNOLOGY CORP                101,250.00

       9,700  CREDENCE SYSTEMS CORP                           179,450.00
       3,300  CUBIC CORP.                                      61,875.00
      28,200  CYPRESS SEMICONDUCTOR                           234,412.50

      21,250  DIEBOLD INC                                     758,359.38
       2,300  DSP GROUP INC                                    48,012.50
       2,800  E G & G INC                                      77,875.00

       3,200  EIS INTERNATIONAL INC                             5,600.00
       2,500  ELECTRO SCIENTIFIC INDS INC                     113,281.25
      18,400  ELECTRONICS FOR IMAGING INC                     739,450.00

       3,400  EMERSON RADIO CORP                                2,125.00

       5,000  ESTERLINE TECHNOLOGIES CORP                     108,750.00
       4,300  EXAR CORP.                                       69,337.50

      22,400  FORE SYSTEMS INC                                410,200.00
       2,900  FUSION SYSTEMS -CVR                                  45.31
      21,489  GENERAL ELECTRIC CORP                         2,193,241.48

      15,100  GENERAL INSTRUMENT CORP                         512,456.25
       8,400  GENERAL MAGIC INC                                42,262.50
          88  GENERAL MILLS INCORPORATED                        6,842.00

      32,900  GENERAL MOTORS CL H                           1,305,718.75
       6,800  GENRAD INC                                      107,100.00
       5,500  GENUS INC                                         5,671.88

       5,900  HOLOPHANE CORP                                  151,556.25
       8,000  IDENTIX INC                                      66,500.00
      12,473  IMATION CORPORATION                             218,277.50

      16,200  INTEL CORP                                    1,920,712.50
       2,500  ITI TECHNOLOGIES INC                             77,500.00
       8,200  JOHNSON CONTROLS INC                            483,800.00

      13,100  KENETECH CORP                                     3,406.00
       8,000  KLA INSTRUMENTS CORP                            347,000.00
       3,400  KOPIN CORP                                       71,400.00

      11,690  LAM RESH CORP.                                  208,228.13
       3,800  LEXMARK INTL GROUP INC CL A                     381,900.00
      23,400  LINEAR TECHNOLOGY CORP                        2,095,762.50

      14,200  LSI LOGIC CORP                                  228,975.00
      40,000  MAXIM INTEGRATED PRODUCTS                     1,747,500.00
      20,100  MENTOR GRAPHICS                                 170,850.00

      21,400  MICRON TECHNOLGY INC.                         1,082,037.50
       3,000  MICROTEST INC                                     8,250.00
      48,231  MOLEX INC                                     1,838,806.88

       3,800  MOTOROLA INC                                    232,037.50
       2,500  MRV COMMUNICATIONS INC                           15,468.75
      10,000  MTS SYS CORP.                                   135,000.00

      16,500  NATIONAL SEMICONDUCTOR CORP                     222,750.00
      31,400  NEXTEL COMMUNICATIONS INC CL A                  741,825.00
      14,600  OAK TECHNOLOGY INC                               51,100.00

       4,600  PERKIN ELMER CORP                               448,787.50
       4,200  PRI AUTOMATION INC                              109,200.00
      38,200  QUANTUM CORP                                    811,750.00

         620  RADIUS INC                                          852.50
      34,100  RAYTHEON CO CL B                              1,815,825.00
       4,200  RECOTON CORP                                     75,337.50

       2,200  ROGERS CORP                                      65,725.00
      10,000  SAFEGUARD SCIENTIFICS INC                       274,375.00
       2,591  SANMINA CORP                                    161,915.63

      22,900  SENSORMATIC ELEC CORP                           158,868.75
      10,700  SILICON VALLEY GROUP INC                        136,425.00
       3,400  SIPEX CORP                                      119,425.00

      12,200  SOLECTRON CORP                                1,133,837.50
       2,500  SPEEDFAM INTERNATIONAL INC                       42,812.50
       4,500  SUPERTEX INC                                     45,000.00

      19,350  SYMBOL TECHNOLOGIES                           1,237,190.63
       2,100  TECH SYM CORP                                    46,725.00
       5,050  TEKTRONIX INC                                   151,815.63

      25,700  TERADYNE INC                                  1,089,037.50
      39,300  TEXAS INSTRUMENTS                             3,362,606.25
       5,400  THERMO CARDIOSYSTEMS INC                         56,362.50

       2,100  THORN APPLE VALLEY                                5,578.13
      22,700  TIG HOLDINGS INC                                353,268.75
      26,400  TRUSTMARK CORP                                  597,300.00

       9,300  VARIAN ASSOCIATES                               352,237.50

      20,860  VISHAY INTERTECHNOLOGY                          302,470.00
       8,600  WATERS CORP                                     750,350.00

       4,600  XICOR INC                                         6,468.75
      18,600  ZENITH ELECTRONICS CORP-DELAWARE                  4,836.00

                   INDUSTRIAL MACHINERY

       2,300  AEROQUIP-VICKERS INC                             68,856.25
      19,600  AGCO CORP                                       154,350.00

      23,600  AIR PRODUCTS & CHEMICALS INC                    944,000.00
       7,500  ALLIED PRODUCTS CORP COMMON                      47,343.75
       2,500  BRIGGS & STRATTON CORP                          124,687.50

       7,400  CASE CORP                                       161,412.50
       5,625  CHART INDS INC                                   42,890.63
      24,800  CORRECTIONS CORP AMER                           437,100.00

       5,800  DII GROUP INC                                   135,212.50
      22,500  DOVER CORPORATION                               824,062.50
       1,900  DT INDUSTRIES INC                                29,925.00

       8,696  FLOWSERVE CORP                                  144,027.50
       3,400  FOSTER WHEELER CORP                              44,837.50
       4,000  GLEASON CORP                                     72,500.00

       4,000  HARNISCHFEGER INDUSTRIES INC                     40,750.00
      16,350  INGERSOLL RAND CO                               767,428.13
       4,900  INTEGRATED PROCESS EQUIP CORP                    52,675.00

       3,400  MILACRON INC                                     65,450.00
      10,350  MILLER INDUSTRIES INC                            46,575.00
       5,900  NORDSON CORP.                                   303,112.50

       4,700  OSMONICS INC                                     39,656.25
       4,100  PARK OHIO HLDGS CORP                             62,012.50
      20,800  ROCKWELL INTL CORP                            1,010,100.00

       3,200  SEQUA CORPORATION CLASS A                       191,600.00
      10,900  STEWART & STEVENSON SVCS INC                    106,275.00
      11,600  TELEFLEX INC.                                   529,250.00

       1,600  THERMO POWER CORP.                               12,000.00
       5,600  UNOVA INC                                       101,500.00
      12,800  YORK INTL CORP NEW                              522,400.00


                   OFFICE EQUIPMENT AND SUPPLIES
       4,560  ACXIOM CORP                                     141,360.00

     120,000  AMERICA ONLINE INC                           19,200,000.00
       5,800  AMERICAN BUSINESS PRODUCTS INC.                 136,300.00
       5,600  ASPECT DEVELOPMENT INC                          248,150.00

      10,000  BLACK BOX CORPORATION                           378,750.00
       3,400  BOISE CASCADE OFFICE PRODUCTS                    45,900.00
       4,900  BROADVISION INC                                 156,800.00

       3,400  CASINO DATA SYS                                   6,800.00
       7,200  CERIDIAN CORP                                   502,650.00
       2,800  COMPUTER MGMT SCIENCES INC                       48,650.00

       4,100  CSS INDUSTRIES                                  124,281.25
       3,000  DAISYTEK INTERNATIONAL CORP                      57,000.00
       5,400  ENNIS BUSINESS FORMS                             53,662.50

       3,600  EXCALIBUR TECHNOLOGIES CORP                      22,050.00
      15,000  GATEWAY 2000 INC                                767,812.50
       5,900  GENERAL BINDING                                 219,775.00

       5,100  GEOWORKS                                         18,487.50
       7,800  HARRIS CORP-DELAWARE                            285,675.00
      19,800  HON INDUSTRIES INC                              473,962.50

       5,800  HUNT CORPORATION                                 61,625.00
       2,800  IBM COMMON                                      517,300.00
      13,100  IKON OFFICE SOLUTIONS                           112,168.75

      16,600  INTERGRAPH CORP                                  95,450.00

      15,400  INTUIT INC                                    1,116,500.00
      21,100  KEANE INC                                       842,681.25

       1,600  MANUGISTICS GROUP INC                            20,000.00
      11,200  MICRO WAREHOUSE INC                             378,700.00
       2,900  MICROTOUCH SYS INC                               38,062.50

       5,300  NEOSTAR RETAIL GROUP INC                             53.00
       7,600  NU-KOTE HOLDING INC CLA                             304.00
       8,000  OBJECTIVE SYSTEMS INTEGRATORS INC                37,000.00

      74,900  OFFICE DEPOT INC                              2,766,618.75
      38,200  OFFICEMAX INC                                   463,175.00
       1,100  PITNEY BOWES INC                                 72,668.75

      24,300  REYNOLDS & REYNOLDS CO CL A                     557,381.25
       9,400  SECURITY DYNAMICS TECHNOLOGIES INC              216,200.00
       9,500  STANDARD REGISTER                               293,906.25

       5,700  SUBMICRON SYSTEMS CORP                            1,881.00
       7,000  SYSTEMSOFT CORP                                   1,312.50
       3,168  THERMOLASE CORP (NEW)                            51,084.00

       3,600  UNITED TELEVISION INC.                          414,000.00
         862  US OFFICE PRODUCTS CO                             3,340.25
       3,500  VIDEOSERVER INC                                  64,312.50

       6,200  VWR SCIENTIFIC PRODUCTS CORP                    107,725.00
      13,300  WALLACE COMPUTER SERVICES INC                   350,787.50
       7,425  WIND RIVER SYSTEMS INC                          348,975.00

       2,700  XEROX CORPORATION                               318,600.00

                   RUBBER

       3,600  BANDAG INC                                      143,775.00
      10,200  CARLISLE COMPANIES INC                          526,575.00
       9,040  GOODRICH B F CO                                 324,310.00

         600  GOODYEAR TIRE & RUBBER CO                        30,262.50

                   OTHER DURABLE GOODS

       2,400  AG CHEM EQUIP INC                                27,000.00
       3,600  ALLIED-SIGNAL INC                               159,525.00
      10,900  AMETEK INC (NEW)                                243,206.25

       9,500  BECKMAN COULTER INC                             515,375.00
       7,600  BORG-WARNER AUTOMOTIVE INC                      424,175.00
       2,200  COLUMBUS MCKINNON CORP                           39,600.00

       1,600  CORNING INCORPORATED                             72,000.00
       7,050  CRANE CO                                        212,821.88
       5,900  HARMAN INTERNATIONAL INDS,INC. NEW              224,937.50

       5,650  HUSSMAN INTL INC                                109,468.75
      25,200  ILLINOIS TOOL WORKS INC                       1,461,600.00
       3,766  IMC GLOBAL INC  WTS                               2,589.13

      11,000  KAYDON CORPORATION                              440,687.50
       3,600  MILLIPORE CORP                                  102,375.00
       3,400  NEWPORT NEWS SHIPBUILDING INC                   113,687.50

       5,300  OWENS CORNING                                   187,818.75
       1,500  PENN ENGINEERING & MANUFACTURING                 33,562.50
         500  PENN ENGINEERING & MFG CORP                       9,875.00

       7,500  PRECISION CASTPARTS                             331,875.00
       2,600  STARRETT LS CO CL A                              89,212.50
       7,100  TECUMSEH PRODUCTS CLASS A                       331,037.50

       6,400  THERMEDICS INC.                                  69,200.00
       3,500  THOMASTON MILLS INC CLASS A                      11,156.25
       6,300  TIMKEN CO                                       118,912.50

      14,000  TRINITY INDUSTRIES INC.                         539,000.00
      19,000  UNIFI INC                                       371,687.50

                   COMPUTERS AND SOFTWARE


      18,100  ACCLAIM ENTERTAINMENT                           221,725.00
       6,700  ADOBE SYSTEMS INC                               313,225.00

      13,400  APPLE COMPUTER INC                              548,562.50
       3,100  ARDENT SOFTWARE                                  71,300.00
       5,200  ARTISOFT INC.                                    13,650.00

       5,102  AUTODESK INC                                    217,791.63
       2,000  AUTOMATIC DATA PROCESSING                       160,375.00
         138  AXHIOM TRANSACTION SOLUTIONS INC                    897.00

       6,900  BELL & HOWELL HOLDINGS CO.                      260,906.25
      21,000  BMC SOFTWARE INC                                935,812.50
       3,400  BOCA RESEARCH INC                                10,625.00

       9,400  CABLETRON SYSTEMS INC                            78,725.00
       3,700  CACI INTERNATIONAL INC CL A                      62,437.50
      47,500  CADENCE DESIGN SYSTEMS INC                    1,413,125.00

       4,700  CAERE CORP                                       65,800.00
         980  CARLETON CORP NEW                                 1,163.75
       2,200  CCC INFORMATION SERVICES GROUP                   37,950.00

       7,500  CDW COMPUTER CENTERS INC                        719,531.25
       7,800  CELLULAR TECHNICAL SERVICES INC.                  2,681.25
       4,400  CENTURA SOFTWARE CORP                             4,675.00

      21,400  CIRRUS LOGIC INC                                209,987.50
      27,161  COMPAQ COMPUTER CORP                          1,139,064.44
      15,800  COMPUCOM SYSTEMS ,INC                            55,300.00

      28,500  COMPUSA INC                                     372,281.25
      57,100  COMPUTER ASSOCIATES INTERNATIONAL             2,433,887.50
       7,800  COMPUTER HORIZONS CORP                          207,675.00

      12,638  COMPUTER SCIENCES CORP                          814,361.13
      55,600  COMPUWARE CORP COM                            4,343,750.00
       2,100  CYBERGUARD CORP                                   4,396.88

       4,700  DATA GENERAL CORP                                77,256.25
     129,800  DELL COMPUTER CORP                            9,499,737.50
       7,800  DENDRITE INTERNATIONAL INC                      194,756.25

      12,900  DIAMOND MULTIMEDIA SYSTEMS INC                   82,237.50
       2,000  DOCUCORP INTL W I                                12,125.00
       9,600  DST SYSTEMS INC                                 547,800.00

       5,200  EDIFY CORP                                       43,225.00
      18,620  ELECTRONIC ARTS INC                           1,045,047.50
      49,500  ELECTRONIC DATA SYSTEMS CORP                  2,487,375.00

      50,100  EMC CORPORATION                               4,258,500.00
       5,200  EVANS & SUTHERLAND COMPUTER CORP.                91,650.00
         600  EXPERT SOFTWARE INC                               1,218.75

      45,000  FIRST DATA CORP                               1,425,937.50
      10,900  GT INTERACTIVE SOFTWARE CORP                     54,500.00
      43,280  HBO & CO                                      1,241,595.00

       7,600  HEWLETT PACKARD CO                              519,175.00
         100  HYPERION SOLUTIONS CORP                           1,800.00
         600  IDT CORP                                          9,225.00

      14,700  IMS HEALTH INC                                1,108,931.25
       9,200  INFORMATION RESOURSE INC                         93,725.00
      47,000  INFORMIX CORP                                   464,125.00

       6,400  INFOSEEK CORP                                   316,000.00
       7,800  INFOUSA INC CL A                                 38,025.00
       7,800  INFOUSA INC CL B                                 40,950.00

      13,056  INPRISE CORP                                     71,808.00
      82,700  IOMEGA CORP                                     604,743.75
       3,000  KEY TRONIC CORP                                  11,437.50

       8,000  LYCOS INC                                       444,500.00
       4,900  MAC NEAL SCHWENDLER CORP                         34,300.00
       4,000  MAPICS INC                                       66,000.00

       2,000  MARCAM SOLUTIONS                                 12,500.00

       2,297  METACREATIONS CORP                               12,346.38
      27,800  MICRON ELECTRONICSM INC                         481,287.50

     241,000  MICROSOFT CORP                               33,423,687.50
         700  MICROWARE SYSTEMS CORP                            1,837.50
      10,625  NCR CORP                                        443,593.75

       6,767  NETMANAGE INC                                    12,477.27
      22,140  NETSCAPE COMMUNICATIONS CORP                  1,345,005.00
       5,900  NETWORK COMPUTING DEVICES                        41,300.00

       4,100  NETWORK PERIPHERALS INC                          18,450.00
      22,612  NETWORKS ASSOCIATES INC                       1,498,045.00
      36,000  NOVELL INC                                      652,500.00

      99,125  ORACLE CORP                                   4,274,765.63
      28,456  PARAMETRIC TECHNOLOGY CORP                      465,967.00
      23,000  PEOPLESOFT INC                                  435,562.50

       4,900  PHOENIX TECHNOLOGIES LTD                         42,262.50
       4,200  PITTWAY CORP                                    142,012.50
       8,300  PIXAR INC                                       290,500.00

       4,700  PLANAR SYSTEMS,INC.                              32,018.75
       8,100  PMC - SIERRA INC                                511,312.50
      11,800  POLICY MANAGEMENT SYSTEMS CORP                  595,900.00

       2,500  PRIMIX SOLUTIONS INC                              4,687.50
       3,000  PRINTRONIX INC                                   43,125.00
       8,400  PSINET INC                                      175,350.00

       4,700  QRS CORP                                        225,600.00
       4,100  QUICKTURN DESIGN SYSTEMS INC                     58,681.25
       3,300  RAINBOW TECHNOLOGIES INC                         62,081.25

      11,789  RATIONAL SOFTWARE CORP                          312,408.50
      24,500  SEAGATE TECHNOLOGY INC                          741,125.00
      11,100  SEQUENT COMPUTER SYSTEMS INC                    133,893.75

       1,900  SHARED MEDICAL SYSTEM CORP                       94,762.50
      10,000  SHIVA CORP                                       56,562.50
         160  SIEBEL SYSTEMS                                    5,430.00

      19,000  SILICON  GRAPHICS                               244,625.00
         200  SMART MODULAR TECHNOLOGIES                        5,550.00
       2,800  SPYGLASS INC                                     61,600.00

      24,800  STERLING SOFTWARE INC                           671,150.00
      31,200  STORAGE TECHNOLOGY CORPORATION PAR            1,109,550.00
       5,000  STORMEDIA INC                                        50.00

       9,900  STREAMLOGIC CORP                                      0.00
      10,700  STRUCTURAL DYNAMICS RESH CORP                   212,662.50
      31,100  SUNGARD DATA SYSTEMS                          1,234,281.25

       2,700  SUNQUEST INFORMATION SYS INC                     38,137.50
      25,000  SYBASE INC                                      185,156.25
      18,100  SYMANTEC CORP                                   393,675.00

      14,243  SYNOPSYS INC                                    772,682.75
       4,000  SYQUEST TECHNOLOGY INC                            1,250.00
      10,200  SYSTEMS & COMPUTER TECHNOLOGY                   140,250.00

       1,062  TELEGLOBE INC                                    38,232.00
      35,825  THREE  COM CORPORATION                        1,605,407.81
      22,050  TOTAL SYSTEMS SERVICE                           518,175.00

       5,100  UNISYS CORP                                     175,631.25
       6,750  VERITAS SOFTWARE CO                             404,578.13
      11,900  WANG LABS INC NEW                               330,225.00

      33,200  WESTERN DIGITAL CORPORATION                     500,075.00
      23,800  XILINK INC                                    1,549,975.00

                   HOUSEHOLD FURN/APPLIANCES

       2,300  BUSH INDS INC CL A                               28,606.25
         500  DIAMOND HOME SERVICES INC                         1,875.00

      13,350  LANCASTER COLONY CORP                           428,868.75

      59,200  LEGGETT & PLATT INC                           1,302,400.00
       6,200  O'SULLIVAN INDS HLDGS INC                        65,100.00

       7,500  WHIRLPOOL CORP                                  415,312.50

                   TELECOMMUNICATIONS

      41,100  ADC TELECOMMUNICATIONS INC                    1,428,225.00
      14,500  ADTRAN INC                                      265,531.25
      57,700  AIRTOUCH COMMUNICATIONS                       4,161,612.50

       8,600  AMERICAN MOBILE SATELLITE CORP                   45,150.00
       2,070  AMERICAN TOWER SYS COR                           61,194.38
       8,950  ANDREW CORP                                     147,675.00

       7,800  ANTEC CORP                                      156,975.00
       9,900  ASSOCIATED GROUP, INC. CLASS-A                  425,700.00
      13,500  ASSOCIATED GROUP, INC. CLASS-B                  573,750.00

       3,200  BRITE VOICE SYSTEMS INC                          24,800.00
      21,300  CELLSTAR CORP                                   145,106.25
       4,000  CELLULAR COMM PUERTO RICO                        74,000.00

      45,900  COMDISCO INC                                    774,562.50
       4,733  COMMONWEALTH TELEPHONE ENT                      158,555.50
       3,400  COMMUNICATIONS SYSTEM INC                        40,162.50

      12,800  DSP COMMUNICATIONS INC                          196,000.00
      21,300  GLENAYRE TECHNOLOGIES INC                        94,518.75
       5,200  INTELIDATA TECHNOLOGIES CORP                      6,825.00

       7,600  IXC COMMUNICATIONS INC                          255,550.00
       3,900  LEAP WIRELESS INTL INC                           28,275.00
      19,433  LORAL SPACE & COMMUNICATIONS LTD                346,150.31

      10,912  LUCENT TECHNOLOGIES INC                       1,200,320.00
      11,800  MCLEOD INC.  CLASS A                            368,750.00
      55,300  MEDIAONE GROUP INC (NEW)                      2,599,100.00

      14,900  NTL INCORPORATED                                840,918.75
         200  P-COM INC                                           796.88
       2,400  PACIFIC GATEWAY EXCHANGE INC                    115,350.00

      10,854  PANAMSAT CORPORATION /NEW                       422,627.63
         800  POWERTEL INC                                     10,850.00
       6,400  PREMISYS COMMUNICATIONS INC                      58,800.00

      19,600  QUALCOMM INC                                  1,015,525.00
      14,200  RCN CORPORATION                                 251,162.50
      19,100  ROHN INDUSTRIES INC                              65,656.25

       7,900  SCIENTIFIC-ATLANTA                              180,218.75
      19,800  SKYTEL COMMUNICATIONS INC                       438,075.00
       1,600  SPRINT CORP PCS GROUP                            37,000.00

      18,400  TELEPHONE & DATA SYSTEMS INC                    826,850.00
       3,400  UNITED STATES CELLULAR CORP                     129,200.00
      12,400  VANGUARD CELLULAR SYSTEMS INC CL A              320,075.00

       9,100  WINSTAR COMMUNICATIONS                          354,900.00
       2,110  WORLD ACCESS INC                                 45,101.25

                   MISCELLANEOUS

       2,800  ABC RAIL PRODUCTS                                34,125.00
       6,200  ACX TECHNOLOGIES INC                             82,150.00

      27,500  ALTERA CORP                                   1,674,062.50
       3,400  ASYST TECHNOLOGIES INC                           69,275.00
       7,000  AVIALL INC NEW                                   82,250.00

       9,600  BLACK & DECKER CORP                             538,200.00
       5,800  CASCADE CORP.                                    91,712.50
      17,600  DENTSPLY INTL INC                               453,200.00

       7,700  FSI INTL INC                                     79,887.50
      10,100  FURON CO.                                       172,331.25
      11,000  GENCORP INC                                     274,312.50

       5,700  GORMAN RUPP CO.                                  95,475.00

       7,308  HALTER MARINE GROUP INC                          35,626.50
      11,900  ITT INDUSTRIES INC                              473,025.00

       2,000  JOHNSTOWN AMERICAN INDUSTRIES INC.               26,250.00
       8,100  LOJACK CORP                                      96,187.50
      19,529  MARK IV INDUSTRIES INC                          253,877.00

       6,600  MATTHEWS INTL CORP                              207,900.00
      11,100  PARKER HANNIFIN CORP                            363,525.00
       8,800  SOFAMOR/DANEK GROUP                           1,071,400.00

       2,900  SPECTRIAN CORP                                   37,337.50
       8,900  STANLEY WORKS                                   246,975.00
      16,000  THERMO ELECTRON CORP                            271,000.00

       4,600  THERMO FIBERTEK INC                              32,775.00

                               TOTAL DURABLE GOODS       $244,072,411.06


   FINANCIAL                                       21.94%

                   BANKS

      65,925  AMSOUTH BANCORPORATION                        3,007,828.13
      15,800  BANCORPSOUTH INC                                285,387.50

      22,300  BANCWEST CORP                                 1,070,400.00
       2,224  BANK BOSTON CORPORATION                          86,597.00
       7,312  BANK GRANITE CORP                               201,994.00

       4,600  BANK NEW YORK INC                               185,150.00
       3,600  BANK UNITED CORP-CL A                           141,300.00
      20,512  BB&T CORPORATION                                826,890.00

       3,000  BSB BANCORP INC                                  98,625.00
       4,400  CATHAY BANCORP INC                              180,400.00
       7,600  CHASE MANHATTAN CORP NEW                        517,275.00

       4,547  CHEMICAL FINANCIAL CORP                         154,598.00
       4,843  CHITTENDEN CORP                                 154,976.00
      17,700  CINCINNATI FINANCIAL CORP COMMON                648,262.50

      10,950  CITIZENS BANKING                                369,562.50
      14,500  CITY NATIONAL CORP                              603,562.50
       6,250  CNB BANCSHARES INC                              291,406.25

      22,400  COLONIAL BANCGROUP CL A                         268,800.00
      39,020  COMMERCE BANCSHARES INC                       1,658,350.00
       6,800  COMMUNITY FIRST BANKSHARES                      143,225.00

       3,190  COMMUNITY TRUST BANCORP INC                      74,965.00
      21,450  COMPASS BANCSHARES INC                          816,440.63
       5,700  CORUS BANKSHARES INC                            183,825.00

       6,000  CPB INC                                         105,000.00
      34,018  CRESTAR FINANCIAL CORP                        2,449,296.00
       5,808  CVB FINL CORP                                   130,680.00

      32,000  DIME BANCORP INC NEW                            846,000.00
         441  F & M BANCORP MARYLAND                           14,442.75
       6,300  F & M NATL CORP                                 188,606.25

      30,118  FIFTH THIRD BANCORP                           2,147,789.88
      21,400  FIRST AMERICAN CORP TENNESEE                    949,625.00
       4,900  FIRST CITIZENS BANCSHARES                       441,000.00

       7,600  FIRST COMONWEALTH FINANCIAL CORP.               186,200.00
      12,511  FIRST FINANCIAL BANCORP                         362,048.64
       4,800  FIRST INDIANA CORP                               96,000.00

       7,078  FIRST MIDWEST BANCORP DELAWARE                  269,406.38
      53,550  FIRST SEC CORP DEL                            1,251,731.25
       5,225  FIRST SOURCE CORP                               175,037.50

      39,500  FIRST TENNESEE NATIONAL CORP                  1,503,468.75
      31,632  FIRST UNION CORP                              1,923,621.00
       2,415  FIRST UNITED CORP                                40,149.38

      16,050  FIRST VIRGINIA BANKS INC                        754,350.00

       6,150  FIRST WESTERN BANCORP                           196,800.00
       7,600  FIRSTFED FINL CORP DEL                          135,850.00

       5,600  FLEET FINANCIAL GROUP, INC                      250,250.00
      16,637  FULTON FINDANCIAL,CORP. PA                      374,332.50
       4,255  HANCOCK HOLDINGS CO.                            193,602.50

      12,600  HARRIS FINANCIAL INC                            171,675.00
      40,400  HIBERNIA CORP CLASS A                           701,950.00
       2,908  HUBCO INC                                        87,603.50

       1,430  HUNTINGTON BANCSHARES INC                        42,989.38
      11,880  IMPERIAL BANCORP                                197,505.00
      11,600  IMPERIAL CREDIT INDUSTRIES INC                   97,150.00

       1,800  INVESTORS FINANCIAL SVCS CORP                   107,325.00
       5,200  IRWIN FINANCIAL CORP                            141,375.00
      10,084  KEYCORP                                         322,688.00

       2,100  MAINSTREET BANKGROUP INC                         97,518.75
      30,400  MARSHALL & ILSLEY CORP                        1,776,500.00
       4,612  MBNA CORP                                       115,011.75

       2,100  MELLON BANK CORP                                144,375.00
      21,832  MERCANTILE BANCORPORATION INC                 1,007,001.00
      22,150  MERCANTILE BANKSHARES                           852,775.00

       4,100  MERCER INTERNATIONAL INC.SBI NEW                 27,931.25
       3,000  MERCHANTS NEWYORK BANCORP,INC                   108,562.50
       4,479  MID AMERICAN BANCORP                            121,492.88

         500  MORGAN J P & CO                                  52,531.25
      10,400  NATIONAL BANCORP ALASKA INC                     351,000.00
       2,528  NATIONAL CITY BANCORPORATION                     66,360.00

      13,025  NATIONAL CITY CORPORATION                       944,312.50
      34,600  NATIONAL COMM BANCORPORATION                    650,912.50
       8,575  NATIONAL PENN BANCSHARES                        233,668.75

       3,857  NBT BANCORP INC                                  90,157.38
      41,643  NORTH FORK BANCORP,INC NEW YORK                 996,829.31
      12,000  NORTHERN TRUST CO                             1,047,750.00

      30,473  OLD KENT FINANCIAL CORP                       1,416,994.50
      12,789  OLD NATIONAL BANCORP INDIANA                    712,986.75
       9,687  ONE VALLEY BANCORP INC                          318,460.13

      24,800  PACIFIC CENTURY FINANCIAL CORP                  604,500.00
       3,200  PARK NATL CORP                                  329,600.00
      19,400  PEOPLES BANK BRIDGEPORT                         535,925.00

       1,200  PINNACLE BANC GROUP INC                          34,200.00
      79,800  POPULAR INCORPORATED                          2,713,200.00
           1  PROVIDENT BANKSHARES CORP                            17.41

      21,614  REGIONS FINANCIAL CORP                          871,314.38
       9,226  REPUBLIC BANCORP INC                            125,704.25
       9,600  REPUBLIC NEW YORK CORP                          437,400.00

       6,800  S & T BANCORP INC                               187,425.00
      46,371  SOUTHTRUST CORP                               1,712,828.81
      16,200  STATE STREET CORPORATION                      1,126,912.50

       2,800  SUFFOLK BANCORP                                  77,700.00
      17,850  SUMMIT BANCORP                                  779,821.88
       1,400  SUNTRUST BANKS INC                              107,100.00

      31,368  SYNOVUS FINANCIAL CP                            764,595.00
       3,000  TRIANGLE BANCORP INC                             47,437.50
       7,100  TRUST CO OF NEW JERSEY                          173,950.00

       5,200  U.S. BANCORP                                    184,600.00
      10,032  UMB FINANCIAL CORP (FORMERLY                    460,218.00
      42,300  UNIONBANCAL CORPORATION                       1,440,843.75

       6,000  USBANCORP INC PENSYLVANIA                       119,250.00
      17,363  VALLEY NATIONAL BANCORP                         489,419.56
       3,560  WACHOVIA CORP                                   311,277.50

      23,848  WASHINGTON MUTUAL INC                           910,695.50

       6,930  WELLS FARGO COMPANY NEW                         276,766.88
       4,800  WESBANCO INC.                                   141,600.00

       9,450  WESTCORP INC                                     65,559.38
      10,400  WILMINGTON TRUST CORP                           640,900.00

                   FINANCE COMPANIES

       2,688  ADVANTA CORP                                     35,616.00
       6,750  AMCOR FINANCIAL,INC.                            154,511.72

       2,600  AMERICAN EXPRESS CO                             265,850.00
       8,200  ARCADIA FINANCIAL LIMITED                        29,725.00
      13,314  ASTORIA FINANCIAL CORP                          609,115.50

       3,388  BT FINL CORP                                     92,746.50
       6,600  CAPITAL ONE FINANCIAL CORPORATION               759,000.00
       5,600  CNA SURETY CORP                                  88,200.00

      17,100  CREDIT ACCEPTANCE CORP MICHIGAN                 125,043.75
       2,700  FEDERAL HOME LOAN MORTGAGE CORP                 173,981.25
       5,300  FEDERAL NATIONAL MORTGAGE                       392,200.00

      17,300  FINOVA GROUP INC                                933,118.75
       2,500  FIRST MERCHANTS ACCEP CORP                            0.00
      19,106  HOUSEHOLD INTERNATIONAL CORP                    757,075.25

         200  IMC MORTGAGE COMPANY                                 56.25
       3,800  INSO CORPORATION                                 95,000.00
       2,600  ITT EDUCATIONAL SERVICES INC                     88,400.00

       7,986  KEYSTONE FINL INC                               295,482.00
       3,500  LAB HOLDINGS INC                                 61,250.00
      13,050  LIBERTY FINANCIAL CO INC                        352,350.00

       1,666  MEGO MORTGAGE CORP                                  833.00
      63,200  MERCURY FINANCE CO.                               2,962.50
       4,400  MORGAN ST, DEAN WITTER, DISCOVER                312,400.00

       3,700  PMC CAP INC                                      31,681.25
       1,500  PNC FINANCIAL CORPORATION                        81,187.50
       5,617  RESOURCE BANCSHARES MORTGAGE                     93,031.56

       2,000  STUDENT LOAN CORP.                               89,750.00
      21,250  SUNAMERICA                                    1,723,906.25
      10,500  UNITED COMPANIES FINANCIAL CORP                  35,437.50

           4  WADDELL & REED FIN CL B                              84.17
       2,200  WEBSTER FINANCIAL CORP.,WATRBURY                 60,362.50

                   HOLDING COMPANY

      18,100  AMERICAN FINANCIAL GROUP                        794,137.50
       6,300  AMPAL AMERICAN ISRAELI CL A                      27,168.75

      43,000  BANK ONE CORP                                 2,195,687.50
      14,017  BANKAMERICA CORP NEW                            842,772.13
      14,150  CITIGROUP INC                                   700,425.00

       1,700  EASTERN ENTERPRISES                              74,375.00
       2,451  FIRST CHARTER CORP                               42,279.75
      88,605  FIRSTAR CORP NEW                              8,262,416.25

       4,100  GETTY REALTY CORP                                59,962.50
      15,300  GOLDEN STATE BANCORP INC                        254,362.50
       3,100  LANDAMERICA FINANCIAL                           173,018.75

       4,000  M & T BANK CORP                               2,075,750.00
       6,500  PEC ISRAEL ECONOMIC CORP                        186,875.00
      39,900  RELIANCE GROUP HOLDINGS                         513,712.50

       6,710  REPUBLIC SECURITY FINANCIAL CORP                 81,363.60
      32,800  RJR NABISCO HOLDINGS CORP                       973,750.00
       6,353  SKY FIN GROUP IN                                167,957.44

      17,300  SOTHEBY'S HOLDINGS INCORPORATED                 553,600.00
       1,700  ST FRANCIS CAPITAL CORP                          71,825.00
       5,900  TEJON RANCH CO.                                 117,262.50

      37,660  U.S. INDUSTRIES INC                             701,417.50

      32,500  VALHI INC                                       369,687.50

                   FIRE AND CASUALTY INSURANCE

       5,600  ACCEPTANCE INSURANCE COS INC                    113,400.00
       4,600  BALDWIN & LYONS INC CL B                        113,850.00

      10,500  BERKLEY (WR) CORP                               357,656.25
       2,100  FUND AMERICAN COS INC                           294,131.25
      10,700  GAINSCO INC                                      65,537.50

       2,200  MARKEL CORP.                                    398,200.00
      13,812  MEDICAL ASSURANCE INC                           456,646.03
       2,050  MFC BANCORP LTD                                  18,706.25

       2,500  NAVIGATORS GROUP INC                             38,750.00
       1,100  SAFECO CORP                                      47,231.25
       9,900  STATE AUTO FINANCIAL CORP.                      122,512.50

       4,200  UNITED FIRE & GAS CO                            141,225.00

                   INSURANCE

      14,652  AETNA INC                                     1,152,013.50
      83,600  AFLAC INC                                     3,678,400.00
      15,300  ALFA CORP                                       371,025.00

       2,700  ALLEGHENY CORP - NEW                            507,262.50
      14,896  ALLMERICA FINANCIAL CORP                        862,106.00
       3,600  ALLSTATE CORP.                                  139,050.00

      20,800  AMBAC INC                                     1,251,900.00
      16,000  AMERICAN ANNUITY                                368,000.00
       9,000  AMERICAN HERITAGE LIFE                          219,937.50

       7,500  AMERICAN INTL GROUP                             724,687.50
       1,100  AON CORP                                         60,912.50
       9,100  ARGONAUT GROUP INC                              222,950.00

         650  BERKSHIRE HATHAWAY                           46,020,000.00
       3,800  BLANCH E W HOLDINGS INC.                        180,262.50
      13,500  CITIZENS CORP                                   448,875.00

       6,100  CITIZENS INC CL A                                34,312.50
      11,100  CNA FINANCIAL CORP                              446,775.00
      14,300  COMMERCE GROUP                                  506,756.25

      28,100  CRAWFORD & CO.                                  433,793.75
       2,000  EMC INSURANCE GROUP                              25,500.00
      17,500  EVEREST REINSURANCE HOLDINGS                    662,812.50

      10,000  FBL FINANCIAL GROUP INC CL A                    242,500.00
       9,100  FINANCIAL SECURITY ASSURANCE                    493,675.00
      19,600  FIRST HEALTH GROUP CORP                         324,625.00

      11,700  FOREMOST CORP OF AMER                           245,700.00
         800  GUARANTEE LIFE COS INC                           14,800.00
      10,200  HARLEYSVILLE GROUP INC COM                      263,287.50

         700  HARTFORD FINL SERVICES GROUP INC                 38,412.50
      12,750  HCC INSURANCE HOLDINGS INC                      224,718.75
       4,400  HIGHLANDS INS GROUP INC                          57,475.00

      19,900  HORACE MANN EDUCATORS CORP NEW                  567,150.00
      10,050  HSB GROUP INC                                   412,678.13
      20,300  LEUCADIA NATIONAL CORP                          639,450.00

       7,400  LIBERTY CORP                                    364,450.00
       7,200  LIFE USA HOLDING INC                             92,700.00
      11,600  LOEWS CORP                                    1,139,700.00

       1,650  MARSH & MCLENNAN COMPANIES INC.                  96,421.88
       9,800  MBIA INC                                        642,512.50
       2,600  MEADOWBROOK INSURANCE GROUP INC                  42,737.50

      19,800  MERCURY GENERAL CORP.NEW                        867,487.50
      10,200  MGIC INVT CORP WIS                              406,087.50
       3,000  MIDLAND CO.                                      72,375.00

       3,300  MMI COMPANIES INC                                55,275.00

       1,200  NATIONAL WESTN LIFE INS CO CL A                 141,000.00
       3,800  NYMAGIC INC FORMERLY NEW YORK                    78,850.00

      13,500  OHIO CASUALTY CORP                              555,187.50
      42,975  OLD REPUBLIC INTERNATIONAL CORP                 966,937.50
      13,476  PACIFICARE HEALTH SYSTEMS CL B                1,071,342.00

       4,500  POE & BROWN INC                                 157,218.75
       7,300  PROGRESSIVE CORP.                             1,236,437.50
      28,368  PROVIDENT COMPANIES INC                       1,177,272.00

      14,100  PROVIDIAN FINANCIAL CORP                      1,057,500.00
       4,820  PXRE CORPORATION                                120,801.25
       8,850  REINSURANCE GROUP AMER INC                      619,500.00

       4,400  RELIANCE ACCEPT GROUP INC                            68.75
      27,300  RELIASTAR FINANCIAL CORP                      1,259,212.50
       5,500  RISK CAPITAL HOLDING INC                        119,625.00

       3,500  RLI CORP                                        116,375.00
       7,784  SAINT PAUL COMPANIES INC                        270,494.00
       2,700  STEWART INFORMATION SERVICES                    156,600.00

      10,000  THE PMI GROUP INC                               493,750.00
      13,800  TORCHMARK CORPORATION                           487,312.50
       6,000  TRANSAMERICA CORP                               693,000.00

      11,250  TRANSATLANTIC HOLDINGS INC                      850,078.13
         200  TRIAD GUARANTY INC                                4,412.50
      18,400  TWENTIETH CENTURY INDS CAL                      426,650.00

       8,900  UICI INSURANCE-LIFE                             218,050.00
      24,200  UNITED STATIONERS INC.                          629,200.00
      35,500  UNITRIN, INC                                  2,547,125.00

      13,900  UNUM CORP                                       811,412.50
       5,200  VESTA INSURANCE GROUP INC                        31,200.00
       2,300  WELLCARE MGT GROUP                                1,725.00

       2,600  WESCO FINANCIAL CORP                            922,350.00

                   LIFE INSURANCE

       1,600  AMERICAN GENERAL CORP                           124,800.00
       4,700  AMERICAN MED SECURITY GROUP                      67,268.75
      13,500  AMERICAN NATIONAL INSURANCE CO                1,117,125.00

       2,218  AMERUS LIFE HOLDINGS INC                         49,627.75
      31,748  CONSECO INC                                     970,298.25
      10,700  JEFFERSON PILOT CORP                            802,500.00

       2,200  KANSAS CITY LIFE INSURANCE CO.                  179,850.00
         400  LINCOLN NATIONAL CORP                            32,725.00
      12,500  PRESIDENTIAL LIFE CORP                          248,437.50


                   MUTUAL FUNDS
      59,600  EQUITABLE COS INC                             3,449,350.00

       4,700  JOHN NUVEEN CO CL A                             174,487.50
      37,800  PRICE (T. ROWE) ASSOCIATES                    1,294,650.00
      31,700  UNITED ASSET MANAGEMENT,CORP                    824,200.00

         785  WADDELL & REED FIN CL A                          18,599.90

                   REAL ESTATE

      10,800  CASTLE & COOKE                                  159,300.00
       8,100  CHICAGO TITLE CORP W I                          380,193.75
       6,720  CRESTLINE CAPITAL CORP                           98,280.00

      13,700  DANAHER CORP                                    744,081.25
       2,140  ECHELON INTERNATIONAL CORP                       47,748.75
       7,500  FAIRCHILD CORP CL A                              82,968.75

       5,960  FELCOR LODGING TRUST INC                        137,440.97
       1,400  GRIFFIN LAND & NURSERIES                         17,850.00
       4,533  INSIGNIA FINANCIAL INC                           54,966.61

      15,514  MEDITRUST CORP                                  234,649.25

      30,600  ROUSE CO                                        841,500.00

                   SAVINGS & LOANS

         600  BANK PLUS CORP                                    2,625.00
       5,200  BAYVIEW CAPITAL CORP CALIFORNIA                 112,775.00

       2,300  COMMONWEALTH BANCORP INC                         35,793.75
       4,600  FIRST FINANCIAL HOLDINGS INC                     87,400.00
       5,900  GOLDEN WEST FINANCIAL CORP                      540,956.25

      40,000  GREENPOINT FINANCIAL CORP                     1,405,000.00
       4,200  OCEAN FINANCIAL CORP                             69,825.00
      17,800  PEOPLES HERITAGE FINANCIAL                      356,000.00

       3,500  RELIANCE BANCORP INC                             97,343.75
       7,600  T R FINANCIAL CORP                              299,250.00
      19,602  WASHINGTON FEDERAL INC                          523,128.38

      10,400  WILEY, JOHN & SON CL A                          502,450.00
       7,800  WORLD ACCEPTANCE CORP                            50,700.00

                   BROKERAGE

      11,665  BEAR STEARNS COMPANIES INC                      435,979.38
      12,000  COUNTRYWIDE CREDIT INC                          602,250.00

      29,500  EDWARDS A G INC                               1,098,875.00
      27,900  FRANKLIN RESOURCES INC                          892,800.00
      11,900  LEHMAN BROTHERS HOLDINGS, INC                   524,343.75

       3,400  MERRILL LYNCH & CO                              226,950.00
      10,200  MORGAN KEEGAN INC                               191,887.50
      40,800  PAINE WEBBER GROUP INC                        1,575,900.00

      40,350  SCHWAB CHARLES CORP NEW                       2,267,165.63

                   MISCELLANEOUS

       2,100  AAMES FINANCIAL CORP                              6,693.75
       3,560  CCB FINL CORP                                   202,920.00
      12,791  CHARTER ONE FINL INC                            354,950.25

       7,400  CITYSCAPE FINANCIAL CORP                              0.00
       2,800  ISB FINANCIAL CORP                               61,950.00
       2,700  JAYHAWK ACCEPTANCE CORP                             378.00

      15,700  PHOENIX INVESTMENT PARTNERS                     132,468.75
      17,250  SLM HOLDING CORP                                828,000.00
      18,536  SOVEREIGN BANCORP                               264,138.00

       7,206  TCF FINANCIAL CORP                              174,295.13
      22,112  TELLABS INC                                   1,516,054.00
       3,100  TFC ENTERPRISES INC                               5,037.50

      13,200  UNION PLANTERS CORP                             598,125.00
       3,600  VERMONT FINANCIAL SERVICES CORP.                119,700.00


                                   TOTAL FINANCIAL       $195,936,518.96

   METALS AND MINING                                0.81%


                   ALUMINUM
       3,766  ALUMINUM CO OF AMERICA                          280,802.38

       2,700  CENTURY ALUMINUM CO                              25,481.25

                   MINING

      29,500  FREEPORT COPPER & GOLD CL A                     285,781.25
      21,300  HOMESTAKE MINING CO                             195,693.75
      17,500  MERIDIAN GOLD INC                                99,531.25

       7,400  MINERALS TECHNOLOGIES INC                       302,937.50
       3,100  PITTSON MINERALS GROUP                            6,975.00

                   STEEL


      15,300  AK STEEL HOLDING CORP                           359,550.00
      17,665  ALLEGHENY TELEDYNE, INC.                        361,028.44

      37,400  ARMCO, INC.                                     163,625.00
      17,932  BETHLEHEM STEEL CORPORATION                     150,180.50
       5,400  CARPENTER TECHNOLOGY CORP COMMON                183,262.50

       3,800  CLEVELAND CLIFFS INC                            153,187.50
       8,500  GENEVA STL CLA                                    4,250.00
         900  GIBRALTAR STEEL CORP                             20,475.00

      14,900  HARSCO CORP                                     453,518.75
      10,238  INLAND STEEL INDUSTRIES INC                     172,766.25
      37,800  LTV CORP NEW                                    219,712.50

       7,600  NATIONAL STL CORP CL B                           54,150.00
       8,600  NUCOR CORP                                      371,950.00
       3,700  OLYMPIC STEEL, INC.                              18,500.00

       8,500  OREGON STEEL MILLS INC                          100,937.50
       5,200  ROUGE INDUSTRIES INC                             45,500.00
       2,200  SCHNITZER STEEL INDS INC                         31,625.00

       4,900  SHILOH INDUSTRIES INC                            64,312.50
      13,900  TERRA INDUSTRIES                                 86,006.25
      17,600  WEIRTON SSTEEL CORP.                             27,500.00

       9,700  WORTHINGTON INDUSTRIES INC                      121,250.00

                   OTHER METALS

       3,700  ASARCO INC                                       55,731.25
      22,600  BATTLE MOUNTAIN GOLD CLASS A                     93,225.00
       5,550  CHASE INDUSTRIES INC                             57,928.13

       5,800  CITATION CORP                                    73,225.00
       3,500  EASCO INC                                        27,125.00
         800  FREEPORT-MCMORAN COPPER-B                         8,350.00

       8,700  KENNAMETAL INC                                  184,875.00
      19,709  NEWMONT MINING CORP                             355,984.78
      15,600  NEWPARK RESOURCES INC                           106,275.00

       5,300  NN BALL & ROLLER INC                             31,137.50
       5,500  PHELPS DODGE CORP                               279,812.50
       7,300  REYNOLDS METALS CO                              384,618.75

      12,900  WYMAN-GORDON CO                                 132,225.00

                   PRECIOUS GEMS

           7  KINROSS GOLD CORP                                    16.19
         600  MARKS BROS JEWEWLERS                             10,800.00

                   MINERALS

       9,200  CYPRUS AMAX MINERALS CO                          92,000.00

                   COAL

       3,700  ARCH COAL INC                                    63,362.50
         800  NACCO INDUSTRIES INC CLASS A                     73,600.00


                   FOREST PRODUCTS
       4,228  DELTIC TIMBER CORP                               86,145.50

      43,800  JOHNS MANVILLE CORP                             719,962.50

                   MISCELLANEOUS

       3,506  VARLEN CORP                                      80,857.13

                           TOTAL METALS AND MINING         $7,277,746.80


   COLLECTIBLES & PRECIOUS MATERIALS                0.07%

                   JEWELRY


      11,300  TIFFANY & CO.                                   586,187.50


           TOTAL COLLECTIBLES & PRECIOUS MATERIALS           $586,187.50

   OIL-ENERGY                                       2.86%


                   OIL & GAS PRODUCERS
       9,200  AMERADA HESS CORP                               457,700.00

       4,700  AMOCO CORPORATION                               277,300.00
      12,000  ANADARKO PETROLEUM CORP                         370,500.00
       8,400  APACHE CORP                                     212,625.00

       7,700  BERRY PTETE CO                                  109,243.75
      23,800  BJ SVCS CO                                      371,875.00
       7,600  BROWN,TOM INC NEW                                76,237.50

       2,400  CARBO CERAMICS INC                               42,000.00
      22,470  CHESAPEAKE ENERGY CORP                           19,661.25
       2,600  CMS ENERGY CORP CLASS G                          65,650.00

      21,400  COASTAL CORP                                    747,662.50
       3,649  EEX CORP NEW                                     25,540.67
      26,962  EL PASO ENERGY CORP                             938,614.63

       1,580  FORCENERGY INC                                    4,147.50
       6,300  FOREST OIL CORP                                  53,550.00
       7,400  FRONTIER OIL CORP                                36,537.50

      25,600  GLOBAL INDS LTD                                 156,800.00
       2,266  H S RESOURCES INC                                16,853.38
       4,200  HELMERICH AND PAYNE INC.                         81,375.00

       2,500  HONDO OIL & GAS CO                                  100.00
       6,800  J RAY MCDERMOTT S A                             166,175.00
      52,920  KEYSPAN ENERGY CORP                           1,640,520.00

       9,000  LOUIS DREYFUS NATURAL GAS CORP.                 128,250.00
      16,200  MARINE DRILLING COS INC .01 PAR                 124,537.50
      26,700  MITCHELL ENERGY & DEV CL B                      310,387.50

      28,600  NABORS INDS INC                                 387,887.50
      17,500  NOBLE AFFILIATES INC                            430,937.50
      10,700  NOEL GROUP INC                                   12,037.50

       3,400  NUEVO ENERGY                                     39,100.00
       5,000  OCCIDENTAL PETROLEUM CORP                        84,375.00
       4,000  PENN VA CORP                                     73,500.00

       8,860  PENNZOIL QUAKER STATE CO                        131,243.49
      11,800  PIONEER NATURAL RESOURCES                       103,250.00
       2,800  PROVIDENCE ENERGY CORP COM                       58,800.00

      26,800  QUESTAR CORP                                    519,250.00
       4,200  RANGE RESOURCES CORP                             14,437.50
       9,600  SANTA FE ENERGY RESOURCES INC                    70,800.00

      19,508  SEAGULL ENERGY CORP                             123,144.25
       6,135  SEMCO ENERGY INC                                100,077.19
       3,400  STONE ENERGY CORP                                97,750.00

       9,400  SUNOCO INC                                      338,987.50
         910  TATHAM OFFSHORE INC                                 369.69
       7,900  TEEKAY SHIPPING CORP                            148,618.75

       9,200  TESORO PETROLEUM                                111,550.00
      42,159  TOSCO CORP COM NEW                            1,090,864.13
      27,800  TRANSTEXAS GAS CORP                              72,975.00

      13,800  TRITON ENERGY LTD-CLASS A                       109,537.50
      26,292  ULTRAMAR DIAMOND SHAMROCK CORP                  637,581.00
      26,779  UNION PACIFIC RESOURCES GRP                     242,684.69

       2,300  USX-MARATHON GROUP COM NEW                       69,287.50
       8,700  USX-U S STEEL GROUP                             200,100.00
      14,400  VALERO ENERGY CORP (NEW)                        306,000.00

      20,600  VARCO INTERNATIONAL INC                         159,650.00

       6,000  VASTAR RESOURCES,INC.                           259,125.00
      13,600  WESTERN GANS RESOURCES                           78,200.00

      11,600  ZAPATA CORP NEW                                 142,100.00

                   NATURAL RESOURCES

       4,200  KERR MCGEE CORP                                 160,650.00
      29,700  MIDAMERICAN ENERGY COMPANY                      798,187.50
       6,900  NL INDUSTRIES COMMON NEW                         97,893.75

      13,104  OCEAN ENERGY INC                                 82,719.00
       3,200  ONEOK INC                                       115,600.00
       8,300  PETROLEUM HEAT & POWER INC CLASS A                6,225.00

      13,100  SMITH INTERNATIONAL INC                         329,956.25
       3,700  TRIGEN ENERGY CORP                               42,318.75
      12,535  WILLIAMS COMPANIES INC-DELAWARE                 390,935.31


                   OIL EQUIPMENT, WELLS & SVCS
       7,700  ASHLAND, INC                                    372,487.50

      34,342  BAKER HUGHES INC                                607,424.13
      43,824  ENSCO INTERNATIONAL INC                         468,369.00
       4,400  GIANT INDS INC                                   41,250.00

      53,100  GLOBAL MARINE NEW                               487,856.25
      43,800  HALLIBURTON CO                                1,297,575.00
       4,400  LUFKIN INDUST.                                   81,400.00

       4,100  NUI CORP                                        109,931.25
      24,300  PARKER DRILLING CO                               77,456.25
      49,436  R & B FALCON CORP                               376,949.50

       8,800  ROWAN COMPANIES INC                              88,000.00
       8,800  RPC ENERGY SVCS INC                              64,900.00
       1,300  SEACOR HOLDINGS INC                              64,268.75

      18,800  TIDEWATER INC                                   435,925.00
      19,700  TRANSOCEAN OFFSHORE, INC.                       528,206.25
       4,600  VERITAS DGC INC                                  59,800.00

      24,590  WEATHERFORD INTL                                476,431.25

                   OIL - DOMESTIC

      17,142  BURLINGTON RESOURCES INC                        613,897.88
      52,600  ENRON OIL & GAS CO                              907,350.00
       3,000  HOLLY CORP                                       50,625.00

       7,600  LONE STAR TECHNOLOGY INC                         76,950.00
       1,100  PHILLIPS PETROLEUM CO                            46,887.50
      10,300  SONAT INC                                       278,743.75

       1,000  UNOCAL CORP                                      29,187.50

                   OIL - INTERNATIONAL

       2,000  ATLANTIC RICHFIELD CO                           130,500.00
       3,800  CHEVRON CORP                                    315,162.50
      15,300  EXXON CORP.                                   1,118,812.50

       4,600  MOBIL CORP                                      400,775.00
      13,800  MURPHY OIL CORP                                 569,250.00
      10,400  ORYX ENERGY COMPANY                             139,750.00

       3,800  ROYAL DUTCH PETROLEUM                           181,925.00
       2,700  TEXACO INC                                      142,762.50
       7,700  UNIFIRST CORP MASS                              175,656.25


                   MISCELLANEOUS
       2,367  FIRSTENERGY CORP                                 77,075.44

       4,100  GETTY PETRO MARKETING INCORPORATED               12,043.75

                                  TOTAL OIL-ENERGY        $25,578,134.63



   RETAIL                                           4.77%

                   DEPARTMENT STORES

       2,000  ALEXANDERS INC                                  156,375.00
         900  BON-TON STORES INC                                6,862.50

      11,400  CALDOR CORP.                                      4,674.00
      38,764  CVS CORP                                      2,132,020.00
       2,600  DAYTON HUDSON CORP                              141,050.00

      10,900  DILLARDS INC.                                   309,287.50
      14,850  DOLLAR TREE STORES INC                          648,759.38
      20,700  FEDERATED DEPT STORES INC NEW                   901,743.75

      30,260  FRED MEYER INC                                1,823,165.00
       4,100  K MART                                           62,781.25
      15,800  KOHLS CORP                                      970,712.50

       1,425  MAY DEPARTMENT STORES COMPANY                    86,034.38
       9,700  NEIMAN-MARCUS GROUP                             241,893.75
       6,347  PENNEY JC INC                                   297,515.63

       4,000  RENTERS CHOICE INC                              127,000.00
       2,300  SEARS ROEBUCK & CO                               97,750.00

                   GROCERY

       1,600  ALBERTSONS INC                                  101,900.00
      28,000  AMERICAN STORES CO                            1,034,250.00

     262,100  FOOD LION CLASS A                             2,784,812.50
       3,200  GREAT ATLANTIC & PACIFIC TEA INC                 94,800.00
      13,000  HANNAFORD BROTHERS COMPANY                      689,000.00

      25,800  KROGER CO                                     1,560,900.00
       4,000  PENN TRAFFIC CO NEW                               2,240.00
      14,400  RUDDICK CORP                                    315,000.00

      49,924  SAFEWAY INC                                   3,042,243.75
     132,100  SOUTHLAND CORP                                  251,815.63
      19,100  WEIS MARKETS INC                                742,512.50

      14,700  WINN-DIXIE STORES INC                           659,662.50

                   OTHER RETAIL

       6,300  AVATEX CORPORATION                                6,300.00
      40,000  BEST BUY INC.                                 1,755,325.00
      10,800  BJ'S WHOLESALE CLUB INC                         500,175.00

       5,700  CARR-GOTTSTEIN FOODS CO                          63,768.75
      10,200  CIRCUIT CITY STORES                             509,362.50
      10,802  CONSOLIDATED STORES CORP                        218,065.38

      30,785  CORPORATE EXPRESS INC                           159,697.19
      21,700  COSTCO CO INC                                 1,566,468.75
      18,156  DOLLAR GENERAL                                  428,935.50

      52,900  FAMILY DOLLAR STORES                          1,163,800.00
      14,300  FINGERHUT CO INC                                220,756.25
      17,400  FORTUNE BRANDS INC.                             550,275.00

       4,900  GOOD GUYS INC.                                   31,543.75
      13,350  HASBRO INC                                      482,268.75
      13,000  HOLLYWOOD ENTERTAINMENT                         354,250.00

      13,800  IDEX CORP                                       338,100.00
       3,500  LONGS DRUG STORES CORP                          131,250.00
      29,600  MATTEL INC                                      675,250.00

       6,200  PEP BOYS - MANNY, MOE, AND JACK                  97,262.50
       3,650  PETCO ANIMAL SUPPLIES                            36,728.13
      26,000  RITE AID CORPORATION                          1,288,625.00

       8,200  SODAK GAMING INC                                 68,162.50
       6,300  SUN TELEVISION & APPLIANCES INC                     126.00
      12,000  SUPERVALUE INC                                  336,000.00

       6,600  SYMS CORP.                                       59,400.00

      10,200  TANDY CORP                                      420,112.50
      28,378  TOYS R US                                       478,878.75

      15,500  WAL MART STORES INC                           1,262,281.25
      50,000  WALGREEN CO                                   2,928,125.00
       6,200  XTRA CORP                                       256,525.00


                   SPORTING GOODS
       5,700  REEBOK INTERNATIONAL LIMITED                     84,787.50

       6,000  THE FINISH LINE-CL A                             48,000.00

                   APPAREL

       3,400  BLAIR CORP                                       75,437.50
       7,800  BUCKLE INC                                      187,200.00
      17,600  BURLINGTON COAT FACTORY WAREHOUSE               287,100.00

      18,400  BURLINGTON INDUSTRIES INC                       202,400.00
       9,400  CHARMING SHOPPES INC                             40,537.50
      15,800  CLAIRES STORES INC                              323,900.00

       4,800  DONNA KARAN INTL INC                             36,300.00
      59,325  GAP INC                                       3,337,031.25
       2,400  GARGOYLES, INC.                                     600.00

      15,400  NORDSTROM INC                                   534,187.50
      11,528  PAYLESS SHOESOURCE INC                          546,139.00
      14,500  ROSS STORES INC                                 570,937.50

       1,575  TODAY'S MAN INC                                   3,346.88

                   MISCELLANEOUS

       3,938  AMERICAN HOMESTAR CORP                           59,070.00
       2,600  CREATIVE COMPUTERS INC                           82,550.00
       5,000  GARDEN RIDGE CORP                                45,312.50

      33,100  PETSMART INC                                    364,100.00
       3,700  SAFETY 1ST INC                                   12,950.00
       5,800  URBAN OUTFITTERS INC                             97,875.00


                                      TOTAL RETAIL        $42,614,342.10


   UTILITIES                                        7.45%

                   ELECTRIC

      17,700  AES CORP                                        838,537.50
      37,700  ALLEGHENY ENERGY INC                          1,300,650.00
      11,878  AMEREN CORP                                     507,042.13

       1,300  AMERICAN ELECTRIC POWER INC                      61,181.25
         600  BALTIMORE GAS & ELECTRIC CO                      18,525.00
       7,200  BLACK HILLS COPR                                189,900.00

      17,300  CALENERGY INC                                   600,093.75
         800  CENTRAL & SOUTH WEST CORP                        21,950.00
       1,000  CINERGY CORP                                     34,375.00

      30,600  CMS ENERGY CORP                               1,482,187.50
      33,150  CONECTIV INC                                    812,175.00
       2,175  CONECTIV INC CL A                                85,912.50

       6,500  CTG RESOURCES INC                               170,625.00
       1,400  DOMINION RESOURCES INC-VA                        65,450.00
      48,500  DPL INC                                       1,048,812.50

      29,000  DQE INC                                       1,274,187.50
       1,100  DTE ENERGY CO                                    47,162.50
       2,305  DUKE POWER CO                                   147,664.06

       1,100  EDISON INTERNATIONAL                             30,662.50
       8,900  EMPIRE DIST ELECTRIC CO.                        220,275.00
      20,200  ENERGY EAST CORP                              1,141,300.00

       1,700  ENTERGY CORP NEW                                 52,912.50

      29,900  FLORIDA PROGRESS CORP                         1,339,893.75
       1,100  FPL GROUP INC                                    67,787.50

         500  GPU, INC                                         22,093.75
      10,100  HAWAIIAN ELECTRIC INDUSTRIES INC                406,525.00
       4,505  HOUSTON INDUSTRIES INC                          144,723.13

      12,300  IDACORP INC                                     445,106.25
      22,100  ILLINOVA CORP                                   552,500.00
       9,866  INDIANA ENERGY INC                              242,950.25

      13,700  IPALCO ENTERPRISES INC                          757,781.25
       4,600  JABIL CIRCUIT INC                               343,275.00
      19,100  KANSAS CITY POWER & LIGHT CO                    565,837.50

      13,508  LG&E ENERGY CORP                                382,445.25
       5,900  MADISON GAS & ELECTRIC CO                       134,225.00
      22,800  MDU RESOURCES GROUP INC                         599,925.00

      10,600  MINNESOTA POWER & LIGHT CO                      466,400.00
      16,800  MONTANA POWER CO                                950,250.00
      15,800  NEVADA POWER CO                                 410,800.00

      14,030  NEW CENTURY ENERGIES INC                        683,962.50
      20,000  NEW ENGLAND ELECTRIC SYSTEM                     962,500.00
       5,400  NIAGARA MOHAWK POWER                             87,075.00

      38,700  NIPSCO INDUSTRIES INC (FORMERLY               1,177,931.25
      40,100  NORTHEAST UTILITIES                             641,600.00
       1,200  NORTHERN STATES POWER CO                         33,300.00

       6,200  NORTHWESTERN CORP                               163,912.50
      24,800  OGE ENERGY CORP                                 717,650.00
       4,100  OTTER TAIL POWER CO                             163,487.50

       1,200  P P & L RESOURCES INC                            33,450.00
       1,900  PACIFICORP                                       40,018.75
         900  PECO ENERGY CO                                   37,462.50

       1,877  PG&E CORP                                        59,125.50
      26,100  PINNACLE WEST CAPITAL CORP                    1,105,987.50
      36,500  POTOMAC ELECTRIC POWER CO                       960,406.25

       1,300  PUBLIC SERVICE ENTERPRISE GROUP                  52,000.00
      13,800  PUBLIC SERVICE NEW MEXICO                       282,037.50
      20,900  PUGET SOUND POWER & LIGHT CO                    582,587.50

      14,500  ROCHESTER GAS & ELECTRIC CORP.                  453,125.00
      33,100  SCANA CORP                                    1,067,475.00
      14,000  SIG CORP INC                                    499,625.00

       5,000  SOUTHERN CO                                     145,312.50
       5,400  ST. JOSEPH LIGHT & POWER CO.                     96,862.50
      38,800  TECO ENERGY                                   1,093,675.00

         200  UNICOM CORPORATION                                7,712.50
      11,720  UNISOURCE ENERGY CORP                           158,220.00
      15,500  UTILICORP UNITED INC                            568,656.25

      18,700  WASHINGTON WATER POWER CO                       359,975.00
      21,900  WESTERN RES INC                                 728,175.00
      34,300  WISCONSIN ENERGY CORP                         1,078,306.25

       6,900  YANKEE ENERGY SYSTEM INCORPORATED               200,962.50

                   GAS

      18,400  AGL RESOURCES INC                               424,350.00
       7,600  BAY STATE GAS CO COMON PAR$3.00                 302,575.00
       5,200  COLONIAL GAS CO.                                181,350.00

       8,400  COLUMBIA GAS SYSTEM INC                         485,100.00
      13,100  EQUITABLE RESOURCES INC                         381,537.50
       9,000  LACLEDE GAS CO                                  240,750.00

      22,200  MCN CORP HOLDING CO                             423,187.50
      12,500  NATIONAL FUEL GAS CO NJ                         564,843.75
       4,200  NICOR COMMON                                    177,450.00

       3,450  NORTH CAROLINA NATURAL GAS CORP                 114,496.88

       2,900  PEOPLES ENERGY CORP                             115,637.50
         300  SJW CORP                                         17,625.00

       6,400  SOUTH JERSEY INDUSTRIES                         167,600.00
       8,398  SOUTHERN UNION CO NEW                           204,701.25
       5,142  TEXAS UTILITIES CO                              240,067.13

      13,700  UGI CORP                                        325,375.00
      13,400  WASHINGTON GAS LIGHT                            363,475.00
       9,300  WPS RESOURCES CORP                              327,825.00


                   TELEPHONE
      10,489  ALLTEL CORP                                     627,373.31

      25,500  AMERICAN TELEPHONE & TELEGRAPH                1,918,875.00
       8,800  AMERITECH CORP                                  557,700.00
      11,418  BELL ATLANTIC CORP                              605,154.00

      12,000  BELLSOUTH CORP                                  598,500.00
       9,800  CAI WIRELESS SYS INC                                  0.00
      28,050  CENTURY TELEPHONE ENTERPRISE                  1,893,375.00

      42,500  CINCINNATI BELL INC                           1,607,031.25
       3,644  ENRON CORP                                      207,935.75
       1,700  FRONTIER CORP                                    57,800.00

       7,700  GTE CORP                                        500,500.00
      16,500  INTERDIGITAL COMMUNICATIONS CORP                 75,281.25
     180,917  MCI WORLDCOM INC                             12,980,794.75

       3,200  SPRINT CORP                                     269,200.00
      21,828  TELECOMM-TCI VENTURES GRP-A                     514,322.25
       6,272  US WEST INC (NEW)                               405,328.00


                   WATER & SEWER
      24,500  AMERICAN WATER WORKS CO                         826,875.00

       8,000  CALIFORNIA WATER SERVICE GROUP                  250,500.00
       2,900  E TOWN CORP                                     137,387.50

                   WASTE DESPOSAL

      11,100  ALLIED WASTE INDS INC                           262,237.50
       1,800  BROWNING FERRIS INDUSTRIES INC                   51,187.50

       9,000  MID-AMERICAN WASTE SYSTEMS INC                        0.00
       3,125  SAFETY KLEEN CORP  NEW                           44,140.63
      38,757  UNITED STATES FILTER CORP                       886,566.38

      27,043  WASTE MANAGEMENT INC NEW                      1,260,879.88

                   MISCELLANEOUS

     108,056  CITIZENS UTIL CO DEL SER B                      877,958.17
      22,526  INTERSTATE ENERGY CORP                          726,463.50
      43,731  SEMPRA ENERGY                                 1,109,674.13


                                   TOTAL UTILITIES        $66,537,663.83


   MISCELLANEOUS                                   11.82%

                   BROADCAST/COMMUNICATIONS

      21,748  ASCEND COMMUNICATIONS INC                     1,429,898.13
       9,500  BHC COMMUNICATIONS INC CL A                   1,159,000.00
       3,800  CANWEST GLOBAL COMMUNICATIONS CORP               46,550.00

      14,507  CBS CORP                                        475,104.25
      11,800  CEBTURY COMMUNICATIONS CL A                     374,281.25
       5,900  CENTENNIAL CELLULAR CORP CL A                   241,900.00

      19,200  CLEAR CHANNEL COMMUNICATIONS INC              1,046,400.00
      37,128  COMCAST CORP CLASS A SPL                      2,178,949.50
       2,500  COX RADIO INC CLASS A                           105,625.00

      17,300  DISNEY WALT CO                                  519,000.00

      24,542  HARTE-HANKS COMMUNICATIONS INC NEW              699,447.00
       3,800  INACOM CORP                                      56,525.00

       7,600  JACOR COMMUNICATIONS-WTS                         60,800.00
       3,500  JONES INTERCABLE INC.                           122,937.50
       4,000  ORTEL CORP                                       35,000.00

      20,200  PAIRGAIN TECHNOLOGIES INC                       155,287.50
       8,700  PAXSON COMMUNICATIONS CORPORATION                79,931.25
       3,600  PEOPLES CHOICE TV CORP                            1,012.50

       5,200  PLANTRONICS INC NEW                             447,200.00
       8,300  PLAYBOY ENTERPRISES CL B                        173,781.25
       7,682  QWEST COMMUNICATIONS INTL                       384,100.00

      19,000  SCRIPPS CO (EW)-CL A                            945,250.00
       7,500  SPELLING                                         56,250.00
       6,440  TCI SATELLITE ENTERTAINMENT INC                   9,257.50

      53,286  TELE COMMUNICATIONS CL A                      2,947,381.88
     115,156  TELE COMMUNICATIONS LIBERTY MEDIA             5,304,373.25
       8,600  TELULAR CORP                                      5,375.00

       6,500  TENNANT CORP                                    260,812.50
       7,900  UNITED INTERNATIONAL HOLDINGS INC               152,075.00
      38,700  VIACOM INC                                    2,846,868.75

      35,900  VIACOM INC   NON VOTING                       2,656,600.00

                   BUSINESS SERVICES

      53,200  ADAPTEC INC                                     934,325.00
       1,600  ALTERNATIVE RESOURCES CORP                       17,000.00
       4,900  AMRE INC                                          1,421.00

      26,850  APOLLO GROUP INC CL A                           909,543.75
       2,700  APPLIX INC                                       10,462.50
       3,700  BERLITZ INTERNATIONAL-NEW                       107,300.00

      10,600  BLOCK H & R INC                                 477,000.00
       4,600  BRC HOLDINGS INC                                 86,250.00
      15,900  CAMBRIDGE TECHNOLOGY PARTNERS MASS              351,787.50

      12,041  CENDANT CORP                                    229,531.56
       3,100  CHECKFREE HLDGS CORP                             72,462.50
       1,970  CHOICEPOINT                                     127,065.00

       3,000  CONCENTRA MANAGED CARE INC                       32,062.50
      30,825  CONCORD EFS INC                               1,306,209.38
      27,100  DIAL CORPORATION (NEW)                          782,512.50

      12,800  ECOLAB INC                                      463,200.00
       6,200  EGGHEAD INC/WA                                  129,037.50
      16,200  EQUIFAX INC                                     553,837.50

       3,450  EQUITY CORP INTERNATIONAL                        91,640.63
      25,234  FISERV INC                                    1,297,973.88
       7,000  INTEGRATED SYSTEMS,INC.                         104,562.50

       1,760  INTERIM SERVICES INC                             41,140.00
      13,700  INTERPUBLIC GROUP COMPANIES INC               1,092,575.00
       5,500  INVESTMENT TECHNOLOGY GROUP INC                 341,343.75

       4,500  JDA SOFTWARE GROUP INC                           43,593.75
      12,600  KELLY SERVICES INC CLASS A                      400,050.00
       4,700  LABONE INC                                       61,100.00

       6,075  LABOR READY INC                                 119,601.56
         800  LEASING SOLUTIONS INC                             3,250.00
      25,000  MANPOWER INC WIS                                629,687.50

      22,600  MEDAPHIS CORP                                    74,156.25
       6,825  METAMOR WORLDWIDE INC                           170,625.00
      13,400  METROMEDIA INTL GROUP                            72,862.50

      22,467  MODIS PROFESSIONAL SVCS                         325,771.50
      16,300  NATIONAL PROCESSING, INC.                        89,650.00
       4,900  NIELSEN MEDIA RESEARCH                           88,200.00

      16,300  OGDEN CORP                                      408,518.75

      26,000  OLSTEN CORP                                     191,750.00
       8,900  OPEN MKT INC                                    104,018.75

      36,200  PAGING NETWORK INC                              169,687.50
      16,500  PAYCHEX INC                                     848,718.75
       2,100  PENTON MEDIA INC                                 42,525.00

       5,400  PERSONNEL GROUP AMERICA,INC.                     94,500.00
       5,400  PINKERTONS INC. NEW                             115,087.50
       2,000  PROFIT RECOVERY GROUP INTL                       74,875.00

       1,100  PROTECTION ONE INC                                9,418.75
         300  RED BRICK SYSTEMS INC                             1,762.50
      24,700  ROBERT HALF INTERNATIONAL,INC.                1,103,781.25

      10,400  ROLLINS INC                                     182,000.00
         200  ROMAC INTERNATIONAL INC                           4,450.00
         800  RURAL METRO CORP                                  8,750.00

       1,596  SNYDER COMMUNICATIONS INC                        53,865.00
       7,911  STERLING COMMERCE, INC.                         355,995.00
      38,200  SUN MICROSYSTEMS                              3,270,875.00

       9,225  SYLVAN LEARNING SYSTEMS,INC.                    281,362.50
       3,300  UNITOG CO NEW                                    94,875.00
       5,700  USWEB CORP                                      150,337.50

       2,100  VERSANT OBJECT TECHNOLOGY CORP                    4,593.75
      27,300  VIAD CORP                                       829,237.50

                   FOOD SERVICE

         880  AGRITOPE INC                                      1,155.00
      15,000  AVADO BRANDS INC                                124,687.50

      13,100  BOB EVANS FARMS                                 341,418.75
      20,600  BRINKER INTL INC                                594,825.00
      10,414  BUFFETS INC                                     124,317.13

      19,000  CRACKER BARREL OLD COUNTRY STORE                442,937.50
      13,500  DARDEN RESTAURANTS INC                          243,000.00
       5,400  DAVE & BUSTER'S INC                             124,537.50

      18,500  DOLE FOOD INC                                   555,000.00
       6,000  INTERNATIONAL MULTIFOODS CORP                   154,875.00
      13,400  LONE STAR STEAKHOUSE                            123,112.50

       2,600  LUBYS CAFETERIAS INC                             40,137.50
      23,000  MCCORMICK & CO                                  777,687.50
       4,100  MCDONALDS CORP                                  314,162.50

       3,800  MORRISON HEALTH CARE INC                         72,437.50
      17,100  NPC INTERNATIONAL INC                           206,268.75
      14,700  OUTBACK STEAKHOUSE INC                          586,162.50

       2,800  QUALITY DINING INC                                7,350.00
       7,400  RUBY TUESDAY INC                                157,250.00
       5,400  RYANS FAMILY STEAK HOUSE                         66,825.00

       5,200  SHONEYS INC                                       6,825.00
      15,380  TRICON GLOBAL RESTRAUNTS                        770,922.50
      71,460  TYSON FOODS INC CLASS A                       1,518,525.00

       5,600  US FOODSERVICE                                  274,400.00
      13,200  WENDYS INTERNATIONAL INC                        287,925.00

                   FOREIGN

       3,400  AMERIN CORP                                      80,325.00
       8,300  BAXTER INTL RIGHTS 3/15/08                          664.00

       1,413  MCMORAN EXPLORATION CO                           19,245.31
       1,782  PRIMUS TELECOMMUNICATIONS GROUP                  29,403.00

                   HOTEL & MOTEL

       4,350  BRISTOL HOTEL & RESORTS                          26,643.75
      18,700  CHOICE HOTELS INTL INC                          255,956.25

      29,300  CIRCUS CIRCUS ENTERPRISES                       335,118.75

      10,554  EXTENDED STAY AMERICA INC                       110,817.00
       1,493  GREATE BAY CASINO CORP                              298.60

         500  HAMMONS JOHN Q HOTELS INC                         1,843.75
       3,200  HARVEYS CASINO RESORTS                           88,600.00
      24,700  HILTON HOTELS CORP                              472,387.50

      67,200  HOST MARRIOTT CORP                              915,600.00
      14,100  HOST MARRIOTT SERVICES CORP                     146,287.50
      31,700  MARRIOTT INTL CL A                              919,300.00

      21,000  MIRAGE RESORTS INC                              313,687.50
       8,775  PAPA JOHNS INTL INC                             387,196.88
      11,600  PRIMADONNA RESORTS INC                          102,225.00

      12,869  PROMUS HOTEL CORP HLDG CO                       416,633.88
       6,800  RED ROOF INNS INC                               114,750.00
       7,700  RIO HOTEL & CASINO                              122,237.50

       6,700  S BARRO INC                                     175,456.25
         432  SUN INTERNATIONAL HOTELS                         19,629.00
           0  SUNBURST HOSPITALITY CORP                             1.42

       7,600  TRUMP HOTELS & CASINO RESORTS INC                28,500.00

                   HOUSING

       2,400  BEAZER HOMES USA INC                             60,000.00
       3,200  KAUFMAN & BROAD HOME CORPORATION                 92,000.00
      12,600  LENNAR CORP                                     318,150.00

       8,400  MCGRATH RENTCORP                                184,800.00
       4,375  PALM HARBOR HOMES INC                           110,195.31
       4,200  PULTE CORP                                      116,812.50

       6,000  WEST CO INC                                     214,125.00

                   MED SERV & SUPPLIES

      15,400  ARTERIAL VASCULAR ENGINEERING                   808,500.00
       2,550  BIO RAD LABS INC. CL A                           53,550.00
      11,000  BIOMET INC                                      442,750.00

      38,076  BOSTON SCIENTIFIC CORP                        1,020,912.75
      54,100  CHIRON CORP                                   1,416,743.75
       3,400  CONMED CORP                                     112,200.00

       6,075  COVANCE INCORPORATED                            176,934.38
       9,900  CRYOMEDICAL SCIENCES INC.                           792.00
       5,300  EMPI INC                                        132,500.00

         641  FIRST CONSULTING GROUP INC                       13,148.91
      35,320  FOUNDATION HEALTH SYSTEMS /A                    421,632.50
       3,723  FPA MEDICAL MANAGEMENT INC                           37.23

      22,800  GENZYME CORP                                  1,134,300.00
         684  GENZYME CORP                                      1,539.00
      13,300  HAEMONETICS CORP                                302,575.00

       5,800  HEALTH MANAGEMENT SYSTEMS,INC                    45,675.00
       5,981  HEALTHPLAN SERVICES CORP                         68,781.50
      42,462  HEALTHSOUTH CORP                                655,507.13

       1,325  HENRY SCHEIN INC                                 59,293.75
      16,100  HILLENBRAND INDUSTRIES INC.                     915,687.50
       6,900  HUMAN GENOME SCIENCES INC                       245,381.25

       1,300  HUMANA INC                                       23,156.25
       4,300  IDEC PHARMACEUTICALS CORP                       202,100.00
       2,300  INTEGRA INC                                       2,875.00

      13,600  INTERMEDIA COMMUNICATIONS INC                   234,600.00
      37,500  IVAX CORP                                       466,406.25
      40,700  LABORATORY CORP AMER HLDGS                       55,962.50

       5,700  LANDAUER INC.                                   184,537.50
       3,000  LUNAR CORP.                                      28,500.00
       2,400  MAXXIM MEDICAL INC                               71,400.00

      19,903  MEDPARTNERS INC                                 104,490.75

      47,588  MEDTRONIC INC                                 3,533,428.16
      10,400  NABI INC                                         27,950.00

      10,000  NEUROMEDICAL SYSTEMS INC                          2,500.00
      18,900  NOVACARE INC                                     47,250.00
       7,000  PALOMAR MEDICAL TECHNOLOGIES                      5,906.25

       6,600  PARACELSUS HEALTH CORP                           10,312.50
      11,483  QUEST DIAGNOSTICS INC                           204,540.94
      17,800  QUORUM HEALTH GROUP INC                         230,287.50

       2,500  SABRATEX CORPORATION                             40,937.50
      20,900  SCIOS INC                                       216,837.50
       5,175  SEROLOGICALS CORP                               155,250.00

      10,250  ST. JUDE MEDICAL INC.                           283,796.88
      29,600  STRYKER CORP                                  1,629,850.00
      17,700  SUN HEALTHCARE GROUP INC                        116,156.25

       6,800  TECHNE CORP                                     143,650.00
         640  THERMEDICS DETECTION INCORPORATED                 4,920.00
       7,000  THERMO INSTRUMENTS SYSTEMS INC                  105,437.50

       3,500  THERMOTREX CORP                                  29,968.75
       4,200  TRANSITION SYSTEMS INCS                          63,000.00
       4,735  WELLPOINT HEALTH NETWORKS                       411,945.00

      11,361  WESTAMERICA BANCORPORATION                      417,516.75

                   REAL ESTATE

      26,600  CATELLUS DEVELOPMENT CORP.                      380,712.50
       6,000  CENTEX CORP                                     270,375.00
       5,700  FOREST CITY ENTER CL A                          149,625.00

      16,100  LNR PROPERTY CORP                               320,993.75
       6,001  PATROIT AMER HOSPITALITY INC                     36,005.85

                   TRANSPORTATION

      15,800  AIRBORNE FREIGHT CORP                           569,787.50
      18,600  AIRTRAN HLDGS INC                                48,825.00

       4,800  ALASKA AIR GROUP INC                            212,400.00
      14,000  ALEXANDER & BALDWIN                             325,500.00
      16,300  AMERICA WEST HOLDIGS CORP-CLB                   277,100.00

       1,200  AMR CORP                                         71,250.00
       2,500  AMTRAN INC                                       67,812.50
       8,800  ARNOLD INDUSTRIES INC                           141,900.00

      10,100  ASA HOLDINGS INC                                308,050.00
       5,300  AVONDALE INDUSTRIES, INC.                       153,700.00
       3,800  BURLINGTON NORTHERN SANTA FE                    128,250.00

         700  CELADON GROUP INC                                 9,975.00
       5,900  CIRCLE INTERNATIONAL GROUP                      120,950.00
      14,800  CNF TRANSPORTATION INC                          555,925.00

       7,400  CONSOLIDATED FREIGHTWAYS CORP                   117,475.00
      15,200  CONTINENTAL AIRLINES,INC CL B                   509,200.00
       4,000  COVENANT TRANSPORT INC CL A                      71,500.00

       1,500  CSX CORP                                         62,250.00
      15,200  DELTA AIR LINES INC                             790,400.00
       2,200  EAGLE USA AIRFREIGHT INC                         53,900.00

      14,860  FDX CORP                                      1,322,540.00
      12,800  FLORIDA EAST COAST INDUSTRIES                   450,400.00
      13,400  GATX CORP                                       507,525.00

       4,200  GREENBRIER CORP                                  59,325.00
      11,300  GREYHOUND LINES INC                              67,093.75
      11,200  HUNT JB TRANSPORT SERVICES INC                  257,600.00

      33,200  KANSAS CITY SOUTHERN INDUSTRIES               1,633,025.00
       1,200  KNIGHT TRANSPORTATION INC                        32,025.00
       3,600  MIDWEST EXPRESS HLDGS INC                        94,725.00

         345  NAVIGANT INTL INC                                 2,652.19

       2,500  NORFOLK SOUTHERN CORP                            79,218.75
      27,900  NORTHWEST AIR CLASS A                           713,193.75

       1,800  OLD DOMINION FGHT LINES INC                      20,475.00
      11,900  OVERSEAS SHIPHOLDING GROUP INC                  191,143.75
      12,700  PITTSTON BRINKS GROUP                           404,812.50

       6,100  ROADWAY EXPRESS INC                              88,068.75
       6,800  RYDER SYSTEMS INC                               176,800.00
      34,175  SOUTHWEST AIRLINES CO                           766,801.56

      11,250  SWIFT TRANSN INC                                315,351.56
      10,200  U S AIR GROUP                                   530,400.00
      17,700  UAL CORP NEW                                  1,056,468.75

       1,472  UNION PACIFIC CORP                               66,332.00
         800  USA TRUCK INC                                     9,300.00
       4,800  WESTERN PACIFIC AIRLINES INC                          0.00

       8,700  WLR FOODS INC.                                   78,300.00
       4,800  WORLDCORP INC                                       675.00

                   MISCELLANEOUS

       7,900  ACNIELSEN CORP                                  223,175.00
       2,600  ALGOS PHARMACEUTICAL CORPORATION                 67,600.00

      11,480  ALLEGIANCE CORPORATION                          535,255.00
       7,300  AMERICAN CLASSIC VOYAGES CO                     128,662.50
       1,782  APART INV & MGT CO PFD E                         65,919.20

      11,520  ASCENT ENTERTAINMENT GROUP                       84,960.00
       2,675  AVALON HLDGS CORP A W I                          18,892.19
       4,400  AVATAR HOLDINGS                                  70,400.00

       5,590  BHA GROUP INC CL A                               77,561.25
       3,300  C/NET INC                                       180,881.25
       4,700  CFW COMMUNICATIONS CO                           109,862.50

      12,000  CUNO, INCORPORATED                              195,000.00
      21,400  DISCOVERY ZONE INC                                    0.00
      34,100  DYNEGY INC                                      372,968.75

       6,200  EDUCATION MANAGEMENT CORP                       146,475.00
       6,100  ENESCO GROUP INC                                141,825.00
      14,900  FEDERAL SIGNAL CORP                             407,887.50

       2,700  FILM ROMAN INC                                    4,218.75
       3,400  FLEETWOOD ENTERPRISES INC                       118,150.00
       6,664  GEMSTAR INTL GROUP LTD                          381,514.00

      15,300  GOLDEN ST BANCORP LITIGATION WTS                 69,806.25
      12,800  GTECH HOLDINGS CORP                             328,000.00
       3,300  HANDLEMAN CO-DELAWARE                            46,406.25

       5,300  HEXCEL CORP NEW                                  44,387.50
       1,140  HYDRON TECHNOLOGIES INC                             641.25
         118  INSILCO HLDG CO                                   2,596.00

       7,500  JASON INC.                                       62,812.50
       9,900  JOHNSON & JOHNSON                               830,362.50
       2,200  JPS PACKAGING CO                                  8,250.00

       7,400  MALLINCKRODT, INC.                              228,012.50
       7,500  MEDCO RESH INC.                                 195,000.00
       2,200  MINE SAFETY APPLICANCES                         156,200.00

         322  OLICOM A/S WTS                                       60.38
      14,400  OMI CORP NEW                                     46,800.00
       4,950  PAXAR CORP                                       44,240.63

       1,600  PETROFINA SA WTS                                 12,000.00
       1,200  PLAYCORE INC                                      5,475.00
       1,050  PRESIDENT CASINOS INC                             1,239.00

       2,300  PRINS RECYCLING CORP                                 69.00
      46,480  REPUBLIC INDUSTRIES INC                         685,580.00
      49,800  ROYAL CARRIBEAN CRUISES LTD                   1,842,600.00

       2,500  SDL INC                                          99,062.50

       2,300  SFX ENTERTAINMENT CL A                          126,212.50
       7,400  SMART & FINAL INC                                71,225.00

      13,000  STATION CASINOS INC                             106,437.50
      21,400  STEWARD ENTERPRISES INC CLASS A                 476,150.00
       8,100  STRATOSPHERE CORP                                   486.00

       3,500  STRAWBRIDGE & CLOTHIER CL A                           0.00
       5,250  SYNTROLEUM CORP                                  32,484.38
       5,468  TETRA TECH INC NEW                              147,977.75

       2,600  THE TESSERACT GROUP                               6,825.00
       2,200  THERMO TERRATECH INC                              9,625.00
         450  TODAYS MAN INC    WTS                               267.19

         994  TRITON ENERGY RTS                                     0.00
      15,000  UNITED DOMINION INDUST.                         305,625.00
       2,100  UNITED NATURAL FOODS INC                         50,662.50

      21,500  VENCOR INC NEW                                   96,750.00
       9,100  WATTS INC                                       151,287.50
       2,400  WET SEAL INC CL A                                72,450.00


                   TELECOMMUNICATIONS
      18,000  AERIAL COMMUNICATIONS INC                       105,750.00

      12,100  ALIANT COMMUNICATIONS, INC.                     494,587.50
       2,800  ALLTRISTA CORP                                   67,200.00
       2,700  BACOU USA INC                                    58,050.00

       3,182  BOK FINL CORP COM NEW                           149,951.75
       3,000  CENTRAL GARDEN & PET CO                          43,125.00
      16,000  COMSAT CORPORATION                              576,000.00

       4,000  CORECOMM LTD                                     63,000.00
       2,000  DATA TRANSMISSION NETWORK CORP                   57,750.00
       1,700  INTERNATIONAL SHIPHOLDING                        26,668.75

       8,850  MASTEC INC                                      185,850.00
       2,796  PREMIERE TECH INC                                20,620.50
      50,014  SBC COMMUNICATIONS INC                        2,682,000.75

      17,600  TEKELEC                                         291,500.00
       7,600  VIATEL INC                                      173,850.00


                               TOTAL MISCELLANEOUS       $105,565,590.81


                                        TOTAL COMMON STOCK      $862,940,103.01

PREFERRED STOCK

                                                    0.01%



       8,700  PRICE ENTERPRISES INC-PFD                       120,168.75

                                            TOTAL            $120,168.75


                                     TOTAL PREFERRED STOCK          $120,168.75

OTHER

                                                    3.37%


                   CASH EQUIVALENTS
  30,119,920  AIM SHORT TERM INV L A SER 2                 30,119,920.04


                                            TOTAL         $30,119,920.04


                                               TOTAL OTHER       $30,119,920.04




            TOTAL INVESTMENTS -                100.00%          $893,180,191.80
            (cost $573,930,985)


            See accompanying notes